                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


[X]      Filed by the Registrant
[_]      Filed by a Party other than the Registrant

         Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to ss. 240.14a-12

Sparta Foods, Inc.

---------------------------------
(Name of Registrant as Specified in its Charter)

--------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]      No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
                                                                     -----------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
                                                         -----------------------
     5)  Total fee paid:
                        --------------------------------------------------------
[X]      Fee paid previously by written preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
                                    --------------------------------------------
         2)  Form Schedule or Registration Statement No.:
                                                         -----------------------
         3)  Filing Party:
                          ------------------------------------------------------
         4)  Date Filed:
                        --------------------------------------------------------

                               SPARTA FOODS, INC.

                                 [Sparta logo]

                             1565 First Avenue N.W.
                             New Brighton, MN 55112

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To be held on June 1, 2000

To the shareholders of Sparta Foods, Inc.:

   Notice is hereby given that a special meeting of the shareholders of Sparta Foods, Inc., a Minnesota corporation, will be held at 9:30 a.m., Central Time, on June 1, 2000, at the offices of Fredrikson & Byron, P.A., 900 Second Avenue South, 1300 International Centre, Minneapolis, Minnesota 55402, for the following purposes:

     (1) To consider and vote upon a proposal to approve an Agreement of Merger dated December 31, 1999, by and among Sparta, Cenex Harvest States Cooperatives, a Minnesota corporation ("Cenex"), and SF Acquisition Corp., a Minnesota corporation ("Merger Sub") that is a wholly-owned subsidiary of Cenex. In connection with the merger, Merger Sub will be merged into Sparta, and Sparta will be the surviving corporation owned by Cenex, and each issued and outstanding share of our common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised), will be converted into the right to receive $1.41 in cash, without interest. Cenex is a principal shareholder of Sparta and Mr. John
  D. Johnson, who serves on our board of directors, also serves as President and General Manager of Cenex. Cenex owns approximately 0.9% of our outstanding common stock and 100% of our outstanding preferred stock.

     (2) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The merger and other related matters are described in more detail in the attached proxy statement and its appendices. A summary of certain provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") pertaining to the rights of dissenting shareholders if the merger is consummated is included in the accompanying proxy statement under the heading "RIGHTS OF DISSENTING SHAREHOLDERS," and copies of Sections 302A.471 and 302A.473 of the MBCA are set forth in Appendix C to the attached proxy statement.

   Only those persons who were holders of record of our common stock at the close of business on April 24, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We cannot complete the merger unless a majority of our shareholders vote for the merger.

   YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

                                          By Order of the board of directors,



                                          Joel P. Bachul
                                          President and Chief Executive
                                           Officer

   April 26, 2000

                               SPARTA FOODS, INC.

                                 [SPARTA LOGO]

                             1565 First Avenue N.W.
                             New Brighton, MN 55112

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS

                        To be held on June 1, 2000

   This proxy statement is being furnished to the shareholders of Sparta Foods, Inc., a Minnesota corporation, in connection with a special meeting of our shareholders to be held on June 1, 2000 at 9:30 a.m., local time, at the offices of Fredrikson & Byron, P.A., 900 Second Avenue South, 1300 International Centre, Minneapolis, Minnesota 55402. The accompanying proxy is being solicited by your board of directors from the holders of issued and outstanding shares of our common stock for use at the special meeting or at any adjournments or postponements thereof.

   At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement of Merger dated December 31, 1999, by and among Sparta, Cenex Harvest States Cooperatives, a Minnesota corporation ("Cenex"), and SF Acquisition Corp., a Minnesota corporation ("Merger Sub") that is a wholly-owned subsidiary of Cenex. In connection with the merger, Merger Sub will be merged into Sparta, and we will be the surviving corporation owned by Cenex, and each issued and outstanding share of our common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised), will be converted into the right to receive $1.41 in cash, without interest. Cenex is a principal shareholder of Sparta and John D. Johnson, who serves on our board of directors, also serves as President and General Manager of Cenex. Cenex owns approximately 0.9% of our outstanding common stock and 100% of our outstanding preferred stock.

   A special committee of your board of directors consisting of all the non-employee directors of Sparta, except John D. Johnson, and the full board of directors, except Mr. Johnson, have each unanimously determined that the terms of the merger are fair to, and in the best interests of, Sparta and our shareholders and unanimously recommend that you vote to approve the merger agreement.

   Only those persons who were holders of record of our common stock at the close of business on April 24, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We cannot complete the merger unless a majority of our shareholders vote for the merger.

   This proxy statement and the accompanying notice of special meeting and proxy are first being mailed to our shareholders on or about May 1, 2000.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   A SUMMARY OF CERTAIN PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT (THE "MBCA") PERTAINING TO THE RIGHTS OF DISSENTING SHAREHOLDERS IF THE MERGER IS CONSUMMATED IS INCLUDED IN THIS PROXY STATEMENT UNDER THE HEADING "RIGHTS OF DISSENTING SHAREHOLDERS," AND COPIES OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA ARE SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT.

   NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SPARTA. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SPARTA OR CENEX SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

            The date of this proxy statement is April 26, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   4
PARTIES TO THE MERGER.....................................................  10
  Sparta..................................................................  10
  Cenex...................................................................  10
  Merger Sub..............................................................  10
THE SPECIAL MEETING.......................................................  11
  Date, Time, Place and Record Date of the Special Meeting................  11
  Matters to be Considered at the Special Meeting.........................  11
  Vote Required...........................................................  11
  Voting Information......................................................  11
  Solicitation, Revocation and Use of Proxies.............................  12
THE MERGER................................................................  13
  Merger Consideration....................................................  13
  Sources and Amount of Consideration.....................................  13
  Special Factors.........................................................  14
  Plans for Sparta After the Merger.......................................  14
  Background of the Merger................................................  15
  Reasons for the Merger..................................................  20
  Recommendation of the Special Committee and board of directors..........  22
  Opinion of Financial Advisor............................................  22
  Cenex and Merger Sub Believe the Merger is Fair.........................  27
  Summary of Reports Prepared for Cenex...................................  29
  Interests Of Certain Persons In The Merger..............................  32
  Voting and Proxy Agreements.............................................  34
  Recent Acquisitions of Sparta Securities by Affiliates..................  34
  Accounting Treatment....................................................  34
  Material Federal Income Tax Consequences................................  35
RIGHTS OF DISSENTING SHAREHOLDERS.........................................  36
THE MERGER AGREEMENT......................................................  39
  General.................................................................  39
  Treatment of Stock Options and Warrants.................................  39
  Effective Time..........................................................  39
  Payment for Shares......................................................  39
  Officers, Directors and Governing Documents.............................  40
  Representations and Warranties..........................................  40
  Conduct of the Business Pending the Merger..............................  41
  No Solicitation.........................................................  42
  Access to Information...................................................  42
  Conditions to the Merger................................................  43
  Termination of the Merger Agreement.....................................  44
  Termination Fees........................................................  44
  Option to Purchase......................................................  45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  46
  Principal Shareholders..................................................  46
  Management Shareholdings................................................  47
MARKET PRICES OF OUR COMMON STOCK AND DIVIDEND INFORMATION................  49

                                                                     Page
                                                                     ----
HISTORICAL SELECTED FINANCIAL DATA..................................  50
SPARTA MANAGEMENT PROJECTIONS.......................................  51
CENEX OFFICERS AND DIRECTORS........................................  53
SHAREHOLDER PROPOSALS...............................................  54
OTHER MATTERS.......................................................  54
WHERE YOU CAN FIND MORE INFORMATION.................................  54
  Sparta Securities and Exchange Commission Filings.................  55
SPARTA PERIODIC REPORTS:
    Annual Report on Form 10-KSB, as amended........................
    Current Report on Form 8-K dated October 13, 1999...............
    Current Report on Form 8-K/A (No. 1) dated October 13, 1999.....
    Quarterly Report on Form 10-QSB, as amended.....................
APPENDICES:
    Appendix A: Agreement of Merger
    Appendix B: Opinion of Greene Holcomb & Fisher, LLC
    Appendix C: Sections 302A.471 and 302A.473 of Minnesota Business
     Corporation Act,
         Regarding Rights of Dissenting Shareholders

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Sparta shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q. WHAT AM I BEING ASKED TO VOTE UPON?

A. Your board of directors is asking you to vote to approve or disapprove a merger agreement which provides that Cenex will acquire Sparta by merging an entity owned by Cenex into Sparta, with Sparta being the surviving corporation in the merger.

Q. WHY IS THE SPARTA BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A. We believe the merger represents a unique opportunity for our shareholders to realize a fair price for their shares; approximately a 61.1% premium over the $.875 closing price on November 11, 1999, the last day of trading prior to our announcement of our exclusive negotiation agreement with Cenex. Our common stock is thinly traded and is not likely to attract the attention of research analysts and investment banks that would improve the liquidity of our stock or improve the value of our shares. We are competing against larger and better capitalized companies and our future growth opportunities are limited by our lack of available working capital to grow the business. Our board of directors believes that the merger is fair to, and in the best interests of, Sparta and its shareholders. Our board of directors has received an opinion from Greene Holcomb & Fisher, LLC that, as of December 20, 1999, the $1.41 per share in cash to be received by our shareholders pursuant to the merger agreement is fair from a financial point of view to Sparta and our shareholders. To review our board of directors' reasons for recommending the merger, see pages 20 through 22. In addition, the members of our board of directors have interests in the merger which may create possible conflicts of interest as discussed on page 32.

Q. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SPARTA COMMON STOCK?

A. If the merger is completed and you do not dissent to the merger, you will receive $1.41 in cash, without interest, for each share of our common stock you own.

Q. WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A. Holders of record of our common stock as of the close of business on April 24, 2000 are entitled to vote at the special meeting. Each shareholder has one vote for each share of our common stock owned.

Q. WHAT VOTE IS REQUIRED FOR THE SPARTA SHAREHOLDERS TO APPROVE THE MERGER?

A. In order for the merger to be approved, holders of a majority of our outstanding common stock must vote for the merger.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please vote your shares of our common stock as soon as possible. You may vote your shares (1) by returning the enclosed proxy or
   (2) by appearing at the special meeting of shareholders and personally voting your shares. Your proxy materials include detailed information on how to vote.

Q. IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE THOSE SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions which will be provided to you by your broker prior to the special meeting.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying our Secretary in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q. DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A. No. It is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
   MERGER?

A. Yes. You will have dissenter's rights. If you wish to exercise your dissenter's rights you must not vote in favor of the merger and you must strictly follow the requirements of Minnesota law. A summary describing the requirements you must meet in order to exercise your appraisal rights is provided in the section entitled "RIGHTS OF DISSENTING SHAREHOLDERS" on pages 36 through 38 of this proxy statement.

Q. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. We are working toward completing the merger as quickly as possible. The merger cannot be completed until a number of conditions are satisfied. The most important condition is approval of the merger by Sparta shareholders at the special meeting.

Q. SHOULD I SEND IN MY SPARTA STOCK CERTIFICATES NOW?

A. No. After the merger is completed, Cenex will send you written instructions for exchanging your stock certificates. You must return your stock certificate as described in the instructions. You will receive your cash payment as soon as practicable upon receipt of your stock certificates, together with the documents requested in the instructions.

Q. WILL I OWE TAXES AS A RESULT OF THE MERGER?

A. The merger will be a taxable transaction for all holders of our common stock. As a result, the cash you receive in the merger for your shares of common stock and any cash you receive from exercising your dissenter's rights will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the tax basis of your shares of Sparta common stock. Refer to the section entitled "THE MERGER--Material Federal Income Tax Consequences" on page 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger.

Q. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A. We do not expect to ask shareholders to vote on any other matter at the special meeting.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT SPARTA?

A. We file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. For a more detailed description of the information available, please see page 55.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have questions about the merger after reading this proxy statement, you should contact A. Merrill Ayers, our Chief Financial Officer, at (651) 697-5502.

                                    SUMMARY

   The following is a brief summary of the material information relating to the merger contained elsewhere in this Proxy Statement and in the documents incorporated herein by reference. This summary is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement and the Appendices hereto. Capitalized terms not otherwise defined below have the meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

                             PARTIES TO THE MERGER

                              We manufacture and distribute a broad line of
Sparta (page 10)              Mexican food products which include corn and
                              flour tortillas and stone ground and corn flour tortilla chips. We also distribute, under our brand names, salsas and picante sauces. Our common stock is traded on the Nasdaq SmallCap
                              Market under the symbol "SPFO." Our corporate headquarters are located at 1565 First Avenue
                              N.W., New Brighton, Minnesota 55112.

                              Cenex is an agricultural cooperative organized
Cenex (page 10)               for the mutual benefit of its members. Members of
                              Cenex are located primarily throughout the Midwest and Northwest regions of the United
                              States. Primary businesses of Cenex include petroleum refining and marketing, wholesale and retail agronomy product marketing, grain marketing, and wheat milling and soybean processing and refining. In addition, Cenex offers a variety of agricultural services to its members. Cenex is an affiliate of Sparta and John
                              D. Johnson, Cenex's President and General
                              Manager, serves on our board of directors. As of the date of this proxy, Cenex owned 92,500 shares of our common stock, or approximately 0.9% of our outstanding shares. Cenex also owns 100% of our outstanding preferred stock. Upon consummation of the merger, Cenex will own 100% of the outstanding stock of Sparta.

                              Merger Sub was organized as a Minnesota
Merger Sub (page 10)          corporation in December 1999, for the purpose of
                              effecting the merger. To date, Merger Sub has not conducted any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement.

                              THE SPECIAL MEETING

Time, Place and Date of the   The special meeting will be held at 9:30 a.m.,
Special Meeting (page 11)     local time, on June 1, 2000 at the offices of
                              Fredrikson & Byron, P.A., 900 Second Avenue
                              South, 1300 International Centre, Minneapolis,
                              Minnesota 55402.

Record Date and               You are entitled to vote at the special meeting
Shareholders Entitled to      if you owned shares of our common stock at the
Vote (page 11)                close of business on April 24, 2000, the record
                              date for the special meeting. You will have one vote for each share of our common stock you owned on the record date. There are approximately
                              10,278,916 shares of Sparta common stock entitled to be voted held by approximately 204 shareholders of record.

                              You will be asked to consider and vote upon a
Purpose of the Meeting        proposal to approve the merger agreement. The
(page 11)                     persons named in the accompanying proxy also will
                              have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger.

                              Approval of the merger requires the affirmative
Vote Required (page 11)       vote of the holders of a majority of our
                              outstanding shares of common stock. Our
                              directors, officers and a principal shareholder, who combined own approximately 14.6% of our currently outstanding shares, have executed and delivered voting and proxy agreements to Cenex whereby they agree to vote their shares in favor of the merger, and they have granted Cenex an irrevocable proxy to vote all their shares in favor of the merger. Cenex owns approximately
                              0.9% of our currently outstanding shares of common stock and intends to vote its shares in favor of the merger. Thus, non-affiliated holders of approximately 35% of our outstanding shares must vote in favor of the merger in order for the merger to be approved.

Solicitation of Proxies (page 12)
                              We will pay the costs of soliciting proxies from our shareholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them.

Purpose and Effect of the
Merger (page 14)
                              Upon completion of the merger:

                              . Merger Sub will be merged with and into us and
                                we will be the surviving corporation after the merger;

                              . Sparta will be 100% owned by Cenex; and

                              . each share of our common stock issued and
                                outstanding immediately prior to the effective time of the merger (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $1.41 in cash, without interest.

                              In arriving at our determination that the merger
Reasons for the Merger        is fair to, and in the best interests of, our
(page 20)                     shareholders, the special committee and board of
                              directors considered a number of factors, including, without limitation, the following:

                              . The merger represents an opportunity for our
                                shareholders to realize a premium over recent market prices for their shares;

                              . In the opinion of our financial advisor, the
                                price per share of common stock to be received by you is fair from a financial point of view;

                              . We are a small niche producer in our industry
                                and vulnerable to competitive factors such as pricing and brand name recognition;

                              . Our ability to secure supply contracts is
                                limited which has made it difficult to attain the growth levels expected by our shareholders;

                              . Our shares are illiquid and there is no
                                assurance that our shares will appreciate in the future;

                              . We have explored strategic alternatives and
                                believe that the merger offers a unique
                                opportunity to maximize the value of our common stock.

                              . Since November 12, the date we announced
                                Cenex's interest in acquiring Sparta, there has been no communication of any kind from other companies evidencing an interest in commencing acquisition discussions with us.

                              The special committee consisting of non-employee
Recommendations of the        directors and our board of directors (except
Special Committee and Board   John D. Johnson, President and General Manager of
of Directors (page 22)        Cenex who did not serve on the special committee
                              or participate with the board on this matter) have unanimously approved the merger agreement, and have determined that the terms of the merger are fair to, and in the best interests of, our shareholders, including shareholders not affiliated with Sparta. Your board of directors unanimously recommends that you approve the merger agreement.

                              On December 20, 1999, Greene Holcomb & Fisher,
Opinion of Financial          LLC, our financial advisor, delivered its written
Advisor (page 22)             opinion to the special committee and our board of
                              directors that, as of the date of such opinion, the consideration to be received by our shareholders in the merger is fair from a financial point of view. The full text of the written opinion of Greene Holcomb & Fisher, LLC which set forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B. You should read this opinion carefully and in its entirety.

                              Our officers and directors have interests in the
Interests of Certain          merger as employees and directors that are
Persons in the Merger (page   different from, or in addition to, your interests
32)                           as shareholders.

                              Our officers and directors own stock options that will be fully vested as of the closing of the merger and each will receive a cash payment for each option equal to the excess of $1.41 over the exercise price of their option.

                              Joel P. Bachul, Sparta's President and Chief
                              Executive Officer and a Director of Sparta, and Craig S. Cram, Executive Vice President, Sales and Operations, entered into employment agreements with Cenex that become effective when the merger is completed.

                              Mr. Bachul will be paid a base salary of $169,500 annually and will be eligible to receive incentive compensation of up to 50% of his base salary. Mr. Cram will be paid a base salary of $116,000 annually and will be eligible to receive incentive compensation of up to 50% of his base salary. In lieu of Cenex's obligation to pay Mr. Bachul and Mr. Cram their salaries and bonuses for the next two years pursuant to the contractual requirements of their respective salary continuation agreements, within five days after the merger, Mr. Bachul will be paid a lump sum of $405,000 and Mr. Cram will be paid a lump sum of $272,000.

                              A. Merrill Ayers, Sparta's Chief Financial
                              Officer, entered into a Separation and General Release that takes effect when the merger is completed. In lieu of Cenex's obligation to pay Mr. Ayers his salary and bonuses for the next two years pursuant to the contractual requirements of his salary continuation agreement, within five days after the merger, Mr. Ayers will be paid $329,160 plus a pro rata share of the bonus, if any, that he would be entitled to receive under Sparta's cash bonus plan, plus unused vacation.

                              THE MERGER AGREEMENT

                              The merger will become effective upon the filing
Effective Time of the         of Articles of Merger with the Secretary of State
Merger (page 39)              of the State of Minnesota. The filing is expected
                              to occur promptly after approval of the merger agreement by our shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived.

                              The merger agreement contains various customary
Representations and           representations and warranties made by each of
Warranties; Conduct of        the parties to the merger agreement. The merger
Business Pending the Merger   agreement also contains various customary
(page 40)                     covenants, including a covenant that during the
                              period from the date of the merger agreement until consummation of the merger we will conduct our business in the usual and ordinary course.

                              The merger is subject to various closing
Conditions to Consummation    conditions, including the requisite approval by
of the Merger (page 43)       our shareholders and that no more than 5% of the
                              outstanding shares of our common stock dissent.

                              Subject to certain exceptions, we cannot,
No Solicitation (page 42)     directly or indirectly:

                              . solicit, initiate or encourage the submission
                                of inquiries, proposals or offers from any person, corporation or group other than Cenex or its affiliates that relate to or may reasonably be expected to lead to an Acquisition Proposal (as defined in the merger agreement);

                              . enter into any agreement for or relating to a
                                Third-Party Transaction (as defined in the merger agreement); or

                              . enter into any agreement or negotiations with
                                or furnish non-public information to, any person in connection with any Acquisition Proposal, provided we may respond to an unsolicited bona fide Superior Proposal (as defined in the merger agreement) to the extent necessary in order for our board of directors to comply with its fiduciary duties to our shareholders.

                              A Superior Proposal is any Acquisition Proposal, including a merger, sale of assets or other extraordinary transaction, that Sparta determines to be more favorable to our shareholders than the merger and is already financed or readily financeable.

                              The merger agreement may be terminated and the
Termination of Merger         merger abandoned at any time prior to the filing
Agreement (page 44)           of Articles of Merger with the Minnesota
                              Secretary of State, notwithstanding the approval of the merger agreement by our shareholders, by written mutual consent of Cenex and us. In addition, the merger agreement may be terminated and the merger abandoned at any time by either
                              Cenex or us if certain other conditions or events occur or exist. If the merger is terminated, we have agreed, in some instances, to pay a termination fee of $1.0 million, in some instances, to grant Cenex an option to acquire up to 2,045,504 shares of Sparta common stock at $1.41 per share, and, in some instances, to pay a termination fee of $1.0 million and grant Cenex an option to acquire up to 2,045,504 shares of Sparta common stock at $1.41 per share.

                              The merger will be a taxable transaction to you.
Material Federal Income Tax   For United States federal income tax purposes,
Consequences (page 35)        you will generally recognize gain or loss in the
                              merger in an amount determined by the difference between the cash you receive and your tax basis in our common stock.

Accounting Treatment (page 34)
                              The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Cenex in connection with the merger will be allocated to Sparta assets and liabilities based upon their fair values, with any excess being treated as goodwill.

                              Under Minnesota law, our shareholders who do not
Rights of Dissenting          vote for approval of the merger, who file with
Shareholders (page 36)        Sparta before the vote on the merger a written
                              notice of intent to demand the fair value of their shares and who comply with the other statutory requirements of the Minnesota Business
                              Corporation Act may elect to receive, in cash, the judicially determined fair value of their shares of stock in lieu of the $1.41 per share merger consideration. There is no assurance that the fair value per share will exceed $1.41 per share.

Recent Prices of Sparta       Our Common Stock is traded in the over-the-
Common Stock (page 49)        counter market with prices quoted on the Nasdaq
                              SmallCap Market under the symbol "SPFO." On
                              November 11, 1999, the last trading day prior to the public announcement of our agreement with Cenex to allow Cenex the exclusive right to negotiate an acquisition agreement with us, the high and low bid prices of our common stock were $0.938 and $0.625 per share, respectively. On
                              December 30, 1999, the last trading day prior to the public announcement that we had entered into a merger agreement with Cenex, the high and low bid prices of our common stock were $1.375 and $1.313 per share, respectively. On April 24,
                              2000, the last full trading day prior to the date of this Proxy Statement, the closing price of our common stock was $1.218 per share. You are urged to obtain current market quotations for Sparta's common stock.

                              Certain selected historical financial data are
Selected Financial Data       set forth under "SELECTED FINANCIAL DATA." You
(page 50)                     should read that data in conjunction with the
                              financial statements and related notes
                              incorporated by reference in this proxy
                              statement.

Management Ownership (page    As of April 26, 2000, our directors and executive
47)                           officers own, in the aggregate, 845,000 shares of
                              our outstanding common stock, representing an aggregate of approximately 8.2% of our outstanding shares. All of our directors and executive officers have agreed to vote their shares in favor of the merger and have granted
                              Cenex irrevocable proxies to vote all their shares in favor of the merger.

                             PARTIES TO THE MERGER

Sparta

   We manufacture and distribute a broad line of Mexican food products which include corn and flour tortillas and stone ground and corn flour tortilla chips. We also distribute, under our brand names, salsas and picante sauces. Our brand names and products include Arizona Brand, Cruz, La Campana, Paradiso, La Canasta, La La's and Spanish Bell tortillas, Arizona Brand, Blue Heaven, and La Canasta tortilla chips and La Canasta and Chapala salsas and picante sauces.

   Our branded retail products are sold in supermarkets and general merchandise retailers located primarily in the Midwestern and Southwestern United States. We also produce retail products for food distributors, including Crystal Farms Refrigerated Distribution Company which distributes its products to retail stores in 28 states and Marigold Foods, Inc. which distributes its products in 7 states. In addition, we supply our products to restaurants and other food service establishments through distributors that include Catalina Specialty Foods, Inc., Alliant Food Service, Inc., Sysco Corporation and U.S. Food Service, Inc. We place significant emphasis on the development of the food service market and we are currently an approved supplier to such restaurants as McDonald's, Chili's, Perkins, Friendly's and Carlos O'Kelly.

   On October 13, 1999, we acquired all the assets and assumed certain liabilities of Food Products Corporation, a manufacturer and distributor of tortillas, tortilla chips, and other snack products in Arizona, California, Nevada, New Mexico, Colorado, Utah and Texas principally under the Arizona Brand(R) and Spanish Bell(R) labels. See "SPARTA PERIODIC REPORTS" beginning on page 56.

   Our corporate headquarters are located at 1565 First Avenue N.W., New Brighton, Minnesota 55112, and our phone number is (651) 697-5500. For a more detailed description of our business and properties, see the descriptions set forth in our Form 10-KSB for the fiscal year ended September 30, 1999, which is incorporated herein by reference.

Cenex

   Cenex is an agricultural cooperative organized for the mutual benefit of its members. Members of Cenex are located primarily throughout the Midwest and Northwest regions of the United States. Primary businesses of Cenex include petroleum refining and marketing, wholesale and retail agronomy product marketing, grain marketing, wheat milling and soybean processing and refining. In addition, Cenex offers a variety of agricultural services to its members.

   The principal executive offices of Cenex are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. Cenex's telephone number at its principal executive office is (651) 451-5151.

Merger Sub

   Merger Sub is a newly formed Minnesota corporation owned by Cenex. Merger Sub was organized for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. To date, Merger Sub has not conducted any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement.

   The principal executive offices of Merger Sub are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. Merger Sub's telephone number at its principal executive office is (651) 451-5151.

                              THE SPECIAL MEETING

Date, Time, Place and Record Date of the Special Meeting

   The special meeting of shareholders of Sparta will be held on June 1, 2000, 9:30 a.m., Central Time, at the offices of Fredrikson & Byron, P.A., 900 Second Avenue South, 1300 International Centre, Minneapolis, Minnesota, 55402. This Proxy Statement and accompanying proxy is being furnished to you in connection with the solicitation of proxies by our board of directors for use at the special meeting or any adjournments or postponements thereof. The holders of record of our common stock as of the close of business on April 24, 2000 are entitled to receive notice of, and to vote at, the special meeting. At the close of business on April 25, 2000, there were 10,278,916 shares of common stock outstanding with 204 record holders.

Matters to be Considered at the Special Meeting

   At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement. The special committee and our board of directors, other than John D. Johnson who serves as President and General Manager of Cenex, have unanimously determined that the merger agreement and merger are fair to and in the best interests of Sparta and our shareholders and each, except Mr. Johnson, has unanimously approved the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER. See "Background of the Merger" and "Reasons for the Merger."

   You may be asked to consider other matters that may properly come before the special meeting and any postponements or adjournments thereof. It is not anticipated that any other matters will be brought before the special meeting. However, if other matters should properly come before the special meeting, the holders of proxies solicited hereby will vote on such matters in their discretion, unless you withhold such authority.

Vote Required

   The affirmative vote of the holders of the majority of our outstanding shares as of the record date is required to approve the merger. All our officers and directors, who own an aggregate of 845,000 or approximately 8.2% of our currently outstanding shares and Donald R. Brattain, a principal shareholder who owns 662,000 or approximately 6.4% of our currently outstanding shares have executed and delivered voting and proxy agreements to Cenex whereby they agree to vote their shares in favor of the merger, and they have granted Cenex an irrevocable proxy to vote their shares in favor of the merger. Cenex, without giving effect to the conversion of the outstanding preferred stock it holds into common stock or the exercise of outstanding options or other rights to acquire shares of our common stock, owns approximately 0.9% of our currently outstanding shares of common stock. The preferred stock held by Cenex will not vote in the merger. As a result, the requisite vote will be satisfied if an additional 34.6% of our outstanding shares of common stock vote in favor of the merger.

Voting Information

   Each outstanding share of our common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. However, proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the merger agreement, because the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement.

   Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners; however, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of non-routine proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger proposal.

   Shareholders on the record date who do not vote in favor of approving the merger, who file with Sparta before the vote on the merger a written notice of intent to demand the fair value of their shares and comply with the other statutory requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, a copy of which is attached to this Proxy Statement as Appendix C, will be entitled to dissenter's rights under Minnesota law. If you vote in favor of approving the merger, you will waive your dissenter's rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

Solicitation, Revocation and Use of Proxies

   We will pay the costs of soliciting proxies from our shareholders and the costs of reporting and mailing this proxy statement, the enclosed proxy and any other material furnished to our shareholders in connection with the special meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and such persons will be reimbursed for their reasonable out-of-pocket expenses.

   You may revoke your proxy at any time before voting your proxy at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to our Secretary at 1565 First Avenue N.W., New Brighton, Minnesota 55112; Attention: A. Merrill Ayers, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. However, simply attending the special meeting will not result in the revocation of your proxy. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the special meeting for approval and adoption of the merger agreement and in accordance with this proxy statement on any other business that may properly come before the special meeting and any postponements or adjournments thereof.

   Our board of directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

   PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

                                   THE MERGER

Merger Consideration

 Conversion of Our Common Stock

   Pursuant to the merger agreement, at the effective time of the merger:

  . each share of our common stock (other than shares held by any holder who perfects dissenters' rights under Minnesota law or shares held by Cenex or its affiliates) will be converted into the right to receive $1.41 in cash;

  . Merger Sub will be merged into Sparta, which will be the surviving corporation in the Merger; and

  . Cenex will become the sole shareholder of Sparta.

 Treatment of Stock Options and Warrants

   In connection with the merger, our board of directors moved to accelerate the vesting of all outstanding stock options requirements, pursuant to its discretionary authority to do so under Sparta's Amended and Restated Stock Option Plan. Upon consummation of the merger, all holders of our stock options will be entitled to receive an amount in cash equal to: (i) the excess of $1.41 over the exercise price per share of such option times (ii) the number of shares subject to the option. Options that are exercisable at a price greater than $1.41 will be cancelled without payment of any consideration. See "THE MERGER--Interest of Certain Persons in the Merger."

   We have warrants outstanding to purchase 80,000 shares of our common stock. In connection with the merger, each warrant will be converted into the right to receive (i) the excess of $1.41 over the exercise price of the warrant times
(ii) the number of shares subject to the warrant.

Source and Amount of Consideration

   Cenex estimates that it will spend approximately $15,920,757 to complete the merger. A breakdown of the total amount of consideration to be used to consummate the merger is as follows:

   Acquire 100% of the outstanding shares:........................ $14,493,272
   Payments to Warrantholders:.................................... $    42,670
   Payments to Optionholders:..................................... $   378,654
   Payments to Executive Officers (in lieu of entitled change of control payments)............................................. $ 1,006,160
                                                                   -----------
     TOTAL........................................................ $15,920,756
                                                                   ===========

   The following expenses are estimated to be incurred by Sparta in connection with the merger and have been paid or are expected to be paid by Sparta:

   Description                                                          Amount
   -----------                                                         --------
   Legal fees--Sparta................................................. $200,000
   Financial Printer.................................................. $ 50,000
   Financial Advisor--Greene Holcomb.................................. $597,235
   Transfer Agent Fees................................................ $  2,000
                                                                       --------
     TOTAL............................................................ $849,235
                                                                       ========

   Cenex intends to use available cash, derived from its operations, to provide the funds necessary to complete the merger.

Special Factors

 Purpose and Effects of the Merger

   The purpose of the merger is to enable Cenex to obtain ownership of 100% of the equity of Sparta and to allow you to obtain cash for your shares. Cenex and we did not consider any alternative means to accomplish this purpose. Cenex's purpose in pursuing the merger is to develop and/or acquire grain-based businesses. Cenex is an agricultural producer owned cooperative having as its corporate mission "To grow value by linking producers to consumers" by establishing sustainable retail markets for products grown and produced by its owner members. Cenex engages in various lines of business from crop inputs to grain processing. In May, 1999 Cenex began studying the current state of the tortilla industry, and analyzed the position that Sparta held in that industry. In early November, 1999 Cenex determined that it was time for it to pursue the acquisition of Sparta. Cenex believed the acquisition of Sparta represented an ideal opportunity to enter the tortilla and tortilla products industry given the regional ties shared by Sparta and Cenex operations, and the existing market that Sparta would provide for Cenex's wheat flour, vegetable oil and shortening products produced by other Cenex businesses. We decided to pursue the merger with Cenex at this time, in part, because of Cenex's interest in acquiring us at this time and due to the opportunity to sell the business at a price per share that is fair to our unaffiliated shareholders.

   Upon completion of the merger you will no longer be entitled to participate in the business of Sparta as a shareholder or to vote on corporate matters of Sparta. All our common and preferred stock will be owned by Cenex and it will have a 100% interest in our net book value and earnings. Sparta will therefore become a private company, and the public trading of our common stock will cease. As a result, our shares will no longer be traded on the Nasdaq SmallCap Market and we will cease filing periodic and annual reports under the Securities Exchange Act of 1934. You will incur a taxable gain for federal income tax purposes as a result of the receipt of cash in exchange for common stock if the basis in the shares of common stock you own is less than $1.41. See "THE MERGER--Material Federal Income Tax Consequences." In proposing the merger, Cenex did not consider any alternative to the merger to accomplish its purposes.

   At the effective time of the merger, the directors of Merger Sub will become Sparta's directors, and the officers of Sparta, except Mr. Ayers, will remain Sparta's officers. The Articles of Incorporation of Sparta will remain in effect until thereafter amended as provided by applicable law, and the Bylaws of Merger Sub will be Sparta's Bylaws.

 Fairness of the Merger and Opinion of Financial Advisor

   The special committee and board of directors determined that the merger is fair to and in the best interests of our shareholders, including shareholders not affiliated with Sparta. Please see the more detailed discussion regarding the special committee and board of directors analysis of the merger beginning on page 20 under the heading "Reasons for the Merger."

   The board of directors and the special committee considered a number of factors in determining that the merger is fair, including an opinion delivered to them by Greene Holcomb, that the merger is fair, from a financial point of view, to the unaffiliated shareholders, which opinion was adopted by the special committee and board of directors. Please see the more detailed discussion of Greene Holcomb's analysis of the merger beginning on page 22 under the heading "Opinion of Financial Advisor." In addition, Greene Holcomb's opinion is attached to this Proxy Statement as Appendix B.

Plans for Sparta After the Merger

   After the merger, Cenex anticipates that it will continue its review of Sparta and its assets, businesses, operations, properties, policies, corporate structure and management and consider whether any changes would be desirable in light of the circumstances then existing. Effective upon the completion of the merger the directors of Merger Sub will be the initial directors of Sparta and the officers of Sparta, with the exception of Mr. Ayers, will remain Sparta's officers.

   After completion of the merger, Sparta will continue to conduct its business as a manufacturer and distributor of tortillas and value-added tortilla products to the retail and foodservice industries. Cenex plans to grow the business internally and through acquisition.

   As owner of 100% of Sparta's common stock following the merger, Cenex will be able to enjoy the benefits of Sparta's cash flow and earnings, if any, and will be able to exercise full voting control over Sparta. Sparta's current shareholders will no longer have the opportunity to continue their interest in an ongoing company with potential for future growth or any of the benefits discussed above. Any and all appreciation in the value of Sparta will accrue solely to the benefit of Cenex.

Background of the Merger

   Two of our key officers, Joel Bachul, our President and Chief Executive Officer, and A. Merrill Ayers, our Chief Financial Officer, joined us in 1994. At that time, we were experiencing significant cash flow and margin problems, had negative working capital, and were having difficulty remaining competitive. We needed to quickly improve our operations and raise additional equity in order to remain a going concern. We decided to concentrate our manufacturing resources on tortillas and chips, which are Sparta's strengths, and outsource the production of sauces and salsas, where the margins were unsatisfactory. Additional funding to strengthen a weak balance sheet was obtained in 1996 through a $1.25 million private placement.

   In fiscal 1994, our net sales and net loss were $11,180,913 and $1,193,177, respectively. By fiscal 1996, net sales had increased to $12,662,819 and our net income was $105,307. While we had made significant progress during this two-year period, and our financial position had been stabilized, we were still undercapitalized and having difficulty attaining our sales objectives. The board of directors concluded that our lack of size in a competitive market characterized by vertically integrated large food product companies, our susceptibility to the loss of a significant customer and our continued capital deficiencies dictated that it review strategic alternatives.

   As a result of this review, the board of directors in the summer of 1996 decided to consider various strategic alternatives, including alliances with strategic partners, potential acquisitions and a sale of Sparta. The board of directors began a search for a qualified financial advisor to assist the board of directors in identifying strategic alternatives. The board of directors solicited proposals from a number of reputable investment banking firms. Many of those solicited were not interested in an engagement by Sparta because Sparta was too small, and others proposed fees that the board of directors believed to be excessive.

   On August 15, 1996, the board of directors was able to engage Greene Holcomb & Fisher LLC ("Greene Holcomb") to act as its financial advisor in the process of reviewing its strategic alternatives and identifying strategic partner candidates. Greene Holcomb was selected because it had significant experience and expertise in representing small companies, including food manufacturers, and in the opinion of the board of directors, Greene Holcomb's proposed fee structure was reasonable. The board of directors at this time believed that because of our balance sheet weakness, Greene Holcomb should concentrate its efforts to seek an acquiror for Sparta. However, the board also advised Greene Holcomb and Joel Bachul to listen to any offers from companies who might be interested in entering into a distribution agreement with us or making an investment in us. Greene Holcomb met with Sparta's senior management to learn about Sparta's business and the industry in which it competes. From late 1996 through 1998, Greene Holcomb, at the request of the board of directors, contacted 56 parties. Greene Holcomb provided financial statements, monthly operating reports and detailed product information to the parties that requested additional information concerning Sparta. During this same period, Sparta's management and representatives of Greene Holcomb met with representatives of five of these parties to explore possible strategic alternatives. Mr. Bachul personally met with two of these companies who were large food companies to discuss a strategic relationship, but was advised by both of these companies that we were too small. None of the discussions with the five parties resulted in a purchase offer, or an offer to enter into a strategic partnership although two of these parties asked to remain in contact with Sparta.

   One of these parties was Harvest States, a predecessor of Cenex Harvest States Cooperatives ("Cenex"). Joel Bachul had been a long-time acquaintance of Thomas Baker, who was at that time the Vice President of Finance of Harvest States. (Mr. Baker retired from Cenex in May 1998 and was appointed to Sparta's board of directors in February of 1999.) In the summer of 1997, Mr. Baker advised Mr. Bachul that Harvest States was in the process of organizing consumer food groups: an oil products group and a grain products group. Mr. Baker said Harvest States was considering Sparta as a strategic fit with its grain products group. On August 19, 1997, Harvest States advised us that it might be interested in acquiring us. Because of the failure of any other party to consider the acquisition of Sparta or an investment in Sparta, our board of directors authorized management to begin discussions with Harvest States.

   On August 22, 1997, Harvest States executed a Confidentiality Agreement, on which date Harvest States was mailed a confidential memorandum describing Sparta's operations. Following receipt of Sparta's confidential information, Cenex investigated the possibility of acquiring Sparta, but decided not to proceed with an acquisition at the present time because of its involvement in the completion of a proposed merger with Cenex. Sparta then inquired as to Harvest State's interest in making an equity investment in Sparta. Harvest States indicated that it was willing to investigate the possibility of making such an investment. On December 17, 1997, Sparta engaged Greene Holcomb to assist Sparta in negotiating the terms of Harvest States' equity investment. On February 18, 1998, A. Merrill Ayers, Chief Financial Officer of Sparta Foods, representatives of Greene Holcomb, and Sparta's legal counsel met with Harvest States' legal counsel to negotiate the terms of Harvest States' equity investment.

   On February 24, 1998, we entered into a stock purchase agreement with Harvest States Cooperatives. Pursuant to this agreement, we issued 2,500 shares of Preferred Stock, Series 1998, par value $1,000 per share, for an aggregate purchase price of $2,500,000. The Preferred Stock is convertible into 1,515,150 shares of our common stock, at a conversion price of $1.65 per share, which currently represents approximately 12.8% of our outstanding common stock on an as converted basis. As part of this agreement, Harvest States had the contractual right to appoint one person to serve on Sparta's Board of directors, and selected John Johnson, its President and General Manager, to serve in this position. Although Mr. Johnson continues to serve on our Board, he did not participate in any board of directors meetings or discussions with Sparta directors regarding the purchase of Sparta by Cenex. Mr. Johnson attended regular board meetings until November 22, 1999, the last board meeting held prior to the board's review of Cenex's merger offer. In connection with Harvest States' initial equity investment in Sparta, Harvest States filed a
Schedule 13D with the SEC in which Harvest States stated that it considers Sparta a potential acquisition candidate, and that any acquisition would take place in the next three years.

   Our stock purchase agreement with Harvest States required us to recommend to our shareholders an amendment to our Articles of Incorporation to opt out of
Section 302A.671 of the Minnesota Business Corporations Act; (the "Control Share Acquisition Act"). Generally, the Control Share Acquisition Act has the effect of restricting voting rights of any person who acquires stock of a public corporation providing that person with a new range of voting power in one of three stock ownership ranges, beginning with 20%, unless the acquisition of the stock is first approved by the public company's shareholders. This amendment permitted Cenex or any other person to acquire an ownership interest in our stock in excess of 20% and to exercise all of its voting rights in such shares. The amendment also allowed Cenex to obtain an agreement from our officers and directors and a 5% shareholder to vote for the agreement. Since February 25, 1998, Cenex has acquired 92,500 shares of our common stock.

   Following the closing of the stock purchase agreement, Cenex focused its attention on the merger of Cenex and Harvest States Cooperatives. James Tibbetts, currently Executive Vice President of the Consumer Products Group, was responsible for Oilseed Processing & Refining Division at the time of the merger. After the merger was completed in June of 1998, the new company, Cenex Harvest States Cooperatives, underwent some internal restructuring. Mr. Tibbetts assumed responsibility for the Oilseed Processing & Refining division, Wheat Milling division, and Cenex's investment in Sparta. During the months of January through May of 1999, Mr. Tibbetts was very involved in the day-to-day management of both the Oilseed Processing & Refining division and the Wheat Milling division. In April, 1999, Mr. Tibbetts began a process to review Cenex's current investment in Sparta and whether the acquisition of Sparta should be considered. In May, 1999, Mr. Tibbetts contacted Joel Bachul, Sparta's President and Chief Executive Officer, to discuss Cenex's possible acquisition of Sparta. Mr. Tibbetts informed Mr. Bachul that Cenex would be conducting an internal analysis of the acquisition. During this period, Greene Holcomb and Joel Bachul had provided public information to the four other parties, (excluding Cenex), who had previously expressed some interest in discussing a strategic relationship with Sparta. Again, none of these parties expressed any interest in discussing a strategic relationship with Sparta.

   Later in May 1999, Keith Warner and Greg Loeschke of Cenex met with Craig Cram of Sparta for a tour of the New Brighton manufacturing facilities. During this tour, Messrs. Warner and Loeschke were provided with various technical information related to the production capabilities of the New Brighton plant, including personnel requirements, capacity information such as tortilla production per hour capability, production cost information, equipment breakdown frequency statistics and other information related specifically to our manufacturing process. The parties met again in early June. At that time, the representatives of Cenex were given additional information on Sparta, including Sparta's April and May sales report, information regarding sales to existing customers and prospects for new customers.

   On August 20, 1999, Joel Bachul met with James Tibbetts and Greg Loeschke of Cenex to discuss generally the merger process. Mr. Bachul was advised that Cenex would complete its due diligence investigation and then make a formal cash offer, after which the merger agreement would be negotiated. Cenex also told us that Lingate & Associates would be assisting Cenex in conducting its due diligence review of Sparta. There was no discussion of price at this time. Mr. Bachul informed Messrs. Tibbetts and Loeschke that Sparta was nearing completion of an acquisition of another tortilla manufacturer in another market, Food Products Corporation, but did not disclose the identify of the manufacturer to Cenex at that time. On September 28th, we issued a press release announcing the acquisition of Food Products Corporation.

   In September of 1999, Cenex retained Lingate Financial Group to provide analysis and investment advice pertaining to Cenex's $2.5 million investment in Sparta represented by its ownership of Preferred and Common Stock. On September 13, 1999, Lingate met with representatives of Cenex, including Messrs. Loeschke and Tibbetts. Cenex asked Lingate for its opinion relative to the attractiveness and value of Sparta to Cenex, as a possible acquisition candidate. In addition, Cenex asked for advice regarding Cenex's investments in Sparta. On September 25, 1999, Lingate delivered a written report to Cenex. See "THE MERGER--Summary of Reports Prepared for Cenex." On September 23, 1999, Cenex retained the services of Hill Food Consulting Services to review the acquisition activity of peer companies and identify deal values for those companies. On September 30, 1999, Mr. Braxton Haulcy, a consultant of Hill Food, presented Hill Food's findings to Mr. Loeschke. Cenex used this information to compare its internal valuation with market values to determine if Cenex's own analysis of Sparta was within the boundaries for the market of similarly sold companies. See "THE MERGER--Summary of Reports Prepared by Cenex."

   Following our announcement of our acquisition of Food Products Corporation, and into early November 1999, Joel Bachul and James Tibbetts continued their discussions which related primarily to how fast Sparta could increase revenues, what the acquisition of Food Products Corporation would mean to Sparta's future and how fast the tortilla industry would grow. Mr. Bachul informed Mr. Tibbetts that Sparta's acquisition of Food Products Corporation is expected to be accretive to earnings and the outlook for the combined company looked positive. Mr. Bachul also informed Mr. Tibbetts that according to independent sources, projected sales of tortillas in North America and Europe would grow and represented the fastest growing segment of the baking industry. In the first part of November, Mr. Tibbetts informed Mr. Bachul that the Cenex board of directors was meeting for the purpose of authorizing Cenex to submit a letter to Sparta evidencing its interest in acquiring Sparta. A previously-formed special committee of Sparta's board of directors, comprised of all non-employee directors, excluding Mr. Johnson, was reconvened to consider and act upon any firm proposals made by Cenex. The directors serving on this special committee were Larry Arnold, Thomas Baker, William Benzick, Edward Jorgensen and Michael Kozlak.

   On or about November 9, 1999, Cenex advised us that its board of directors had authorized management to proceed with the acquisition of Sparta, and requested of Sparta that it provide Cenex the exclusive right, for a limited period of time, to negotiate a mutually acceptable merger agreement with us. Cenex's legal counsel, Dorsey & Whitney, LLP, contacted Greene Holcomb and advised Greene Holcomb that Cenex wished to enter into an agreement with us for a exclusive negotiating period, before it proceeded to negotiate the terms of the merger. Cenex provided a draft of such agreement on November 11, 1999, which was reviewed by our legal counsel. An agreement providing for an exclusive negotiating period through December 31, 1999 was entered into on November 11, and Sparta issued a press release announcing the exclusivity agreement on November 12.

   On November 15, 1999, Joel Bachul and Merrill Ayers, with representatives of Greene Holcomb, met with James Tibbetts, Pat Kluempke, Jodi Heller and Greg Loeschke of Cenex to discuss the process for negotiating pricing of the merger and a possible timeline for the acquisition. Mr. Bachul provided the Cenex representatives with an update regarding Sparta's operating results which included preliminary results of Sparta's September 30, 1999 year end. On November 17, 1999, representatives of Cenex and representatives of Lingate met with Merrill Ayers and representatives of Greene Holcomb at Sparta as part of Cenex's due diligence review of our sales process. Lingate had also been retained by Cenex to assist Cenex in facilitating the merger negotiations, conducting a due diligence review of Sparta and assisting Cenex in analyzing the various aspects of the merger. At this meeting, Mr. Ayers provided Cenex and its representatives with copies of Sparta's three-year revenue projections, fiscal 2000 bonus plan for sales representatives and distribution agreements with Sparta's major customers. On November 18, 1999, Greg Loeschke toured Sparta's recently acquired Food Products Corporation's facility in Phoenix, Arizona, and met with Ken Charbonneau and Mike DePintos, our two senior managers at the Phoenix facility, to discuss the manufacturing capacity of their facility and to review Food Products Corporation's fiscal 2000 business plan. At a meeting held on November 19, 1999 between James Tibbetts and Joel Bachul, Mr. Tibbetts advised Mr. Bachul that the Cenex board of directors had approved the acquisition and said Sparta would receive a price proposal on December 1, 1999. On November 22, 1999, Mr. Tibbetts and Mr. Bachul met to discuss what members of Sparta's management team would be offered employment contracts, how Sparta's management incentive compensation plan would be integrated with the Cenex compensation plan and other general compensation issues.

   On November 30, 1999, Lingate met with Greene Holcomb to continue discussions which were related primarily to pricing. Lingate conveyed to Greene Holcomb that Cenex was originally considering an offer for Sparta that might be slightly more than $1.00 per share and would have great difficulty in offering more than $1.25 per share. Greene Holcomb argued that because the acquisition of Sparta would allow Cenex to enter into a branded food industry market with experienced management in place and that with the acquisition of Food Products Corporation it would produce strong financial results in fiscal 2000, the offer of $1.25 was unacceptable. During the afternoon of November 30, there were numerous telephone conferences between Greene Holcomb and Lingate and James Tibbetts and Joel Bachul regarding pricing. In its argument for a greater price, Greene Holcomb continued to emphasize the importance of Sparta to Cenex's development of a new grain-based consumer goods division and Sparta's projected strong revenue growth in fiscal 2000. Greene Holcomb reiterated our position that the special committee would not accept an offer of $1.25 per share.

   On December 1, 1999, at a breakfast meeting, James Tibbetts met with Joel Bachul to advise him verbally that Cenex was prepared to offer our shareholders a price of $1.41 per share.

   At a meeting of the special committee on December 1, 1999, Joel Bachul and representatives of Greene Holcomb advised the special committee that early in the day on December 1, 1999 Sparta had received an offer of $1.41 per share from Cenex. Greene Holcomb advised the special committee that there were typically three principal measures of value used in acquisition transactions including: (i) the market value of a company's publicly traded stock with a premium above market value; (ii) comparable transactions; and (iii) discounted cash flow. Greene Holcomb then summarized the history of events that took place prior to December 1, 1999. Greene Holcomb explained that Cenex had an exclusive right to negotiate an agreement with Sparta through December 31, 1999 and that Cenex hired Lingate to analyze Sparta's financial information. Greene Holcomb explained that Cenex's initial preliminary offer was $0.81 per share and, if Sparta was successful in negotiating a 40% premium over such price, shareholders would get approximately $1.13 per share. Greene Holcomb further explained that subsequent conversations with Lingate revealed that the range of $1.13 to $2.00 per share was narrowing. Greene Holcomb explained that it had pointed out to Lingate the fact that the Sparta Preferred Stock Cenex held were convertible at $1.65 per share and that an offer by Cenex of less than $1.50 may not be approved by the special committee. Greene Holcomb advised the special committee that it would be able to provide the special committee with an opinion that the offer of $1.41 per share was fair, from a financial point of view, to Sparta's unaffiliated shareholders. However, the special committee believed that Cenex should pay more than $1.41 per share primarily because of Sparta's importance to Cenex's plans to build a consumer products company. Based on these deliberations, the special committee authorized management to continue negotiations to seek a greater price per share.

   During the period from December 1, 1999 through December 14, 1999, Mr. Bachul and representatives of Greene Holcomb met and spoke several times with Cenex management and representatives of Lingate for the purpose of seeking an increase in the offer. On December 10, 1999, Lingate, on behalf of Cenex, communicated to us in writing Cenex's offer of $1.41 per share. On December 14, 1999, James Tibbetts advised Greene Holcomb that Cenex believed the offer of $1.41 per share was fair and would not be able to increase the offer. At a meeting of the special committee and the board of directors on December 14, 1999, the directors again reviewed the reasons for proceeding with the merger, as described under "The Merger--Reasons for the Merger," and the financial fairness of the offer. Mr. Tibbetts advised Greene Holcomb that $1.41 per share was a significant increase from its initial offer of slightly more than $1.00 per share and represented a figure already in excess of what Cenex believed Sparta's inherent value to be. Cenex has advised us that it based this belief on a valuation performed by Lingate based on a five-year average of Sparta's pre-tax income of $650,000 and potential synergies. For a more detailed description of this analysis, see "The Merger--Summary of Reports prepared for Cenex." Greene Holcomb advised the special committee and the board of directors that Greene Holcomb would be able to provide to the special committee and the board of directors an opinion that the price of $1.41 per share was fair from a financial point of view. The special committee was advised by Greene Holcomb and Joel Bachul that they did not believe that Cenex would increase its offer. All of the special committee members determined that the Cenex merger at $1.41 per share was fair and in the best interests of our shareholders. The special committee and the board of directors authorized management to convey to Cenex that the $1.41 per share was acceptable, subject: (i) to obtaining an opinion of Greene Holcomb that this price per share was fair, from a financial point of view, to Sparta and its unaffiliated shareholders; and (ii) to the execution of a definitive agreement. The special committee and board of directors authorized management and Fredrikson & Byron to commence negotiation of the terms of a definitive merger agreement.

   On December 14, 1999, Greene Holcomb sent James Tibbetts a letter confirming their belief that, pending a definitive agreement and final Sparta Board approval, a Cenex/Sparta transaction at $1.41 per share was acceptable.

   Cenex and its representatives then began the drafting of the merger agreement and continued with the conduct of its legal, business and accounting due diligence of Sparta. On December 17, 1999, Cenex provided Sparta with the first draft of the merger agreement.

   On December 20, 1999, the special committee and the board of directors held a special meeting at the offices of Fredrikson & Byron to consider the draft of the merger agreement and the transactions contemplated thereby. Members of our senior management and representatives of Greene Holcomb made presentations to the special committee and the board of directors and discussed with the special committee and the board of directors their views and analysis. Members of senior management informed the special committee and board of directors that Cenex had substantially completed its due diligence review of Sparta and that Greene Holcomb was unable to convince Cenex to raise its price above $1.41 per share. Greene Holcomb delivered each member of the special committee a written report analyzing the merger transaction and containing a copy of Greene Holcomb's proposed fairness opinion. Greene Holcomb discussed the background of the transaction, including its unsuccessful efforts in identifying strategic alternatives for the company and the due diligence process that Cenex has undergone. Greene Holcomb then discussed the various forms of analysis it undertook in analyzing the merger; including a discounted cash flow analysis, premium analysis, comparable acquisition analysis and comparable public company analysis. In addition, Greene Holcomb discussed the market information related to Sparta common stock. Greene Holcomb presented price/volume charts showing the per share price and trading volume of our common stock and an analysis of trading at various prices prior to our announcement on November 12 of our agreement to negotiate an acquisition proposal with Cenex. Member of the special committee and board of directors asked representatives of Greene Holcomb various questions regarding Greene Holcomb's analysis. A complete summary of Greene Holcomb's report is provided herein beginning on page 22 under the heading "Opinion of Financial Advisor." Following a question and answer period, Greene Holcomb delivered to the special committee and the board of directors its opinion which stated that, subject to the limitations and qualifications in their opinion, the per share consideration was fair to the holders of common stock, from a financial viewpoint.

   The special committee and the board of directors again reviewed the reasons for the merger and the material terms and conditions of the merger agreement. The special committee concluded that, in general, the merger agreement presented no material objections. There were, however, certain terms and conditions in the merger agreement which required revision. The board of directors and special committee directed management to continue to negotiate certain terms of the merger agreement, other than price, including: (i) the termination provisions and termination fee; (ii) the non-solicitation terms;
(iii) our right to accelerate the vesting requirements of options issued under our stock option plan; (iv) representations and warranties; and (v) the covenants. Each of the special committee and the board of directors then unanimously approved and adopted the merger agreement and the transactions contemplated thereby, subject to the renegotiation of certain terms of the merger agreement acceptable in their reasonable judgment to management, Fredrikson & Byron and Greene Holcomb. The special committee and the board of directors each unanimously resolved that the terms of the merger were fair to, and in the best interest of, Sparta's unaffiliated shareholders, and unanimously resolved to recommend that the shareholders vote to approve and adopt the merger agreement (subject to execution of the final merger agreement).

   Between December 20 and December 30, 1999, representatives of Cenex and Sparta and their respective advisors continued to discuss and negotiate certain due diligence matters and specific terms of the merger agreement. Throughout this period, Joel Bachul informed the members of the special committee of the status of these discussions.

   On December 30, 1999, Cenex completed its due diligence investigation and Cenex and Sparta, and their respective legal advisors, agreed on the terms and conditions of the merger agreement and certain related agreements. In the evening of December 30, 1999, the merger agreement was executed and delivered by Cenex, SF Acquisition Corp. and Sparta to be effective as of December 31, 1999.

   A press release announcing the execution of the Merger Agreement was issued on the morning of December 31, 1999.

Reasons for the Merger

   In arriving at the determination that the merger is fair to and in the best interests of our shareholders, including shareholders not affiliated with Sparta, the board of directors and the special committee considered a number of factors, including, without limitation, the following:

  . The $1.41 per share purchase price represents a 61% premium over the closing price per share of $.875 on November 11, 1999 (the last day of trading prior to our announcement of the exclusive negotiation period) and a 7% premium over the closing price per share on December 30, 1999 (the last day of trading prior to our announcement of the signing of the definitive agreement). As a small cap stock with no analysts' coverage, and based on historical market prices over the past three years, we cannot assure our shareholders that even if we meet our aggressive revenue growth projections, which we have failed to do in the past, the stock market will satisfactorily recognize our performance.

  . A determination was made by each member of the special committee and each member of the board of directors that the per share price of $1.41 was fair to the unaffiliated shareholders, from a financial point of view, based in part on the presentation made by Greene Holcomb (including the assumptions and methodologies underlying) containing their opinion that the price per share of common stock to be received by you is fair, from a financial point of view, which was adopted by the special committee and board of directors.

  . We operate as a small niche producer in an industry dominated by large, vertically integrated food product companies and other small regional producers, as such, our growth has been and will continue to be negatively impacted by pricing pressures and our ability to achieve product brand name recognition. Large vertically integrated food producers have a competitive advantage due to their large advertising budgets. In addition, we cannot compete effectively with other regional producers who can deliver their products within their geographic region at a lower cost than us.

  . Because of our relatively small revenue base and balance sheet, our ability to obtain supply contracts with larger customers has been severely limited because those types of customers require the security of dealing with larger and better financed suppliers. Currently we have only two customers who would qualify as a large food distributor.

  . Many of our shareholders have been investors in Sparta for three years or more with little or no ability to trade their Sparta stock, and there is no prospect that the liquidity in the small cap Sparta stock will change appreciably in the future. On September 8, 1999, the Company was notified by the National Association of Securities Dealers (Nasdaq) that it would be delisted by Nasdaq unless by December 8, 1999 the daily closing price of the Company's stock was $1.00 or more for ten successive trading days. We do believe that without the announcement on November 12, 1999 of our agreement to grant Cenex an exclusive period to negotiate an acquisition agreement with us, we would not have been able to comply with this listing requirement. Without Nasdaq listing, Sparta's stock would have become even more illiquid.

  . Since 1996, we and our financial advisors have conducted a lengthy and ongoing review of available strategic alternatives, and we believe that the merger offered the best opportunity to maximize shareholder value. In 1999 we entered into a joint venture with a distributor to distribute our new Bandito's product, which venture has failed to produce the economic benefits we had anticipated. Since 1996, we had sought to enter into strategic partnerships, but the few potential partners who indicated any interest in discussing such a partnership with us considered us too small. We reviewed several acquisitions of other companies and completed the acquisition of Food Products Corporation in October 1999. This acquisition, which was consummated using bank financing, has effectively reduced our ability to grow our business through additional cash acquisitions. We cannot use our stock as consideration in acquisitions either since our shares have a limited trading volume and no analyst coverage. As a result, our acquisition of Food Products Corporation did not significantly alter our need to seek an acquiror, and our board of directors directed us to continue our search. In summary, our financial advisors had contacted a substantial number of companies in a thorough process designed to elicit third party proposals to enter into a strategic relationship with us or potentially acquire us. While a few of these parties indicated they were considering a relationship with Sparta, these parties were afforded ample opportunity to submit proposals to us and did not do so.

  . From November 12, 1999, the date we announced Cenex's interest in acquiring Sparta, there has been no communication of any kind from other companies evidencing an interest in commencing acquisition discussions with us.

   The foregoing discussion addressed the material information and factors considered by the special committee and the board of directors in its consideration of the merger. The special committee and board of directors did not consider any negative consequence to the merger. The only potential negative consequence to the merger was the price paid per share. However, this potential consequence was eliminated when the special committee and board of directors were able to obtain $1.41 per share, which they concluded to be fair, from a financial point of view, to the unaffiliated shareholders. In view of the variety of factors and the amount of information considered, the special committee and the board of directors did not find it practicable to and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The special committee and the board of directors took note of the fact that the book value per share of Sparta stock was approximately $0.88 and the liquidation value was substantially less than the book value per share. As a result, the special committee and board of directors did not deem either value as material in its determination of the fairness of the transaction. Both values were considerably less than the price per share the special committee considered fair. Furthermore, the special committee did not consider liquidation of the Sparta's assets as an alternative because the value per share was unacceptable. The special committee of the board of directors did, however, give special consideration to the premium to be paid by Cenex over Sparta's closing price per share in relation to current and historical market prices of Sparta stock. During the period from June 30, 1998 through September 30, 1999, the high and low bid prices of Sparta's common stock were $1.50 and $0.750, respectively. The Special Committee and board of directors placed some consideration on the fact that our common stock traded at a price greater than $1.41 approximately 18 times from July 20, 1998 to the date we announced our exclusive agreement with Cenex on November 12, 1999. The Special Committee and board of directors considered this fact to support, in part, its rationale in trying to obtain a higher price per share from Cenex.

   The special committee and board of directors believes that it followed a process that was fair to the unaffiliated shareholders, and a process that would maximize shareholder value. The merger was investigated and reviewed by a special committee authorized by law to represent the unaffiliated shareholders. The special committee received the outside assistance of a competent financial advisor, who provided the special committee and board of directors an opinion that the merger is fair, from a financial point of view, to our unaffiliated shareholders. The special committee unanimously approved the merger. Although, the merger was not structured so that approval of at least a majority of unaffiliated security holders is required to approve the merger, the special committee and board of directors believe that Cenex's right to vote its less than 1% of the outstanding shares it owns in favor of the merger does not effect the fairness of the transaction to unaffiliated shareholders.

Recommendation of the Special Committee and Board of Directors

   The special committee and board of directors, neither of which Mr. Johnson participated in with respect to either the discussion or vote on the merger, has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The special committee has unanimously determined that the terms of the merger are fair to, and in the best interests of, Sparta's shareholders, including shareholders not affiliated with Sparta and unanimously recommends that you vote to approve the merger agreement. The board of directors has unanimously determined that the terms of the merger are fair to, and in the best interests of, Sparta's shareholders, including shareholders not affiliated with Sparta and unanimously recommends that you vote to approve the merger agreement.

Opinion of Financial Advisor

 Fairness Opinion With Respect to the Merger

   Greene Holcomb was retained by Sparta in an engagement letter dated May 20, 1998 to review and advise Sparta on strategic alternatives and serve as financial advisor to Sparta's board of directors. In connection with Greene Holcomb's engagement, it was asked to render an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Sparta pursuant to the merger agreement. On December 20, 1999, Greene Holcomb delivered its opinion to the Sparta board of directors that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received pursuant to the merger agreement is fair to the shareholders of Sparta from a financial point of view.

 Opinion of Greene Holcomb & Fisher

   General. Greene Holcomb delivered a written opinion to the Sparta board of directors that, as of the date of the opinion, the consideration proposed to be paid to the shareholders of Sparta pursuant to the merger agreement was fair to the shareholders from a financial point of view. The full text of the written opinion of Greene Holcomb, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this Proxy Statement. The summary below is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read the opinion in its entirety.

   Greene Holcomb is a recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar activities. Greene Holcomb was selected by the Sparta board of directors on the basis of its experience and expertise in advising small public companies and because in the opinion of the Sparta board of directors its fees were reasonable. Greene Holcomb has acted as investment banker for Sparta in the merger and will be paid a cash fee of $537,235 on successful completion of the merger. Greene Holcomb has rendered investment banking and other financial services to Sparta in the past. None of such investment banking services in connection with the merger or past services relate to or were a condition of Greene Holcomb's opinion regarding the fairness of the consideration to be paid to Sparta shareholders in the merger.

   Greene Holcomb was engaged by the Sparta board of directors to render its written fairness opinion. Separately, Greene Holcomb also participated on behalf of Sparta in negotiations with Cenex, including negotiations in connection with Harvest States Cooperative 1998 purchase of preferred stock. Greene Holcomb did not recommend a specific per share price to be paid for Sparta's common stock pursuant to the merger The fairness opinion relates only to the fairness of the consideration to be received by the shareholders of Sparta from a financial point of view. The opinion does not address the merits of the underlying decision of Sparta to engage in the merger and does not constitute a recommendation to any Sparta shareholder as to how such shareholder should vote on the proposed merger. Greene Holcomb does not admit that it is an expert, or that its opinion constitutes a report or valuation as described by the Securities Act. The opinion is necessarily based on information available, and financial, stock market, economic and other conditions and circumstances as they existed and could be calculated as of the date of the opinion. Although subsequent developments may affect the opinion, Greene Holcomb does not have any obligation to update, revise or reaffirm the opinion. Greene Holcomb will receive a fee from Sparta for its services. In addition, Sparta has agreed to indemnify Greene Holcomb for certain liabilities arising out of its engagement. Sparta's agreement to indemnify Greene Holcomb against liabilities under the federal securities laws may be unenforceable as against public policy. See "Fees Payable to Greene Holcomb" below.

   Materials and Information Considered with Respect to the Merger. No restrictions or limitations were imposed on Greene Holcomb by either the Sparta board of directors or the special committee with respect to the investigations made or the procedures followed by Greene Holcomb in rendering its opinion. In arriving at its opinion, Greene Holcomb reviewed financial and other information that was publicly available or furnished to it by Sparta, including information provided during discussions with its management. In addition, Greene Holcomb:

  . reviewed the historical stock prices and trading volumes of Sparta common stock;

  . compared certain financial and securities data of Sparta with such data of selected companies whose securities are traded in public markets;

  . reviewed prices and premiums paid in certain other selected business combinations; and

  . performed a discounted cash flow analysis of Sparta.

   Greene Holcomb also discussed the past and current operations, financial condition and prospects of Sparta with management of Sparta and received financial projections for Sparta from its management. Sparta provided Greene Holcomb with projected financial statements for the fiscal years ended September 2000 through 2004, using assumptions consistent with its current business plan. Greene Holcomb also conducted such other financial studies, analyses and investigations as Greene Holcomb deemed appropriate for purposes of rendering its opinion and reviewed the merger agreement in connection with its analysis.

   In rendering its opinion, Greene Holcomb relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to Greene Holcomb by Sparta or its representatives or that was otherwise reviewed by Greene Holcomb. With respect to the financial projections supplied to Greene Holcomb, Greene Holcomb has assumed that they were reasonably prepared and reflected the best currently available estimates and judgements of the management of Sparta as to the future operating and financial performance of Sparta. Greene Holcomb did not assume any responsibility for making and did not make any independent evaluation of Sparta's assets or liabilities or any independent verification of any of the information reviewed by Greene Holcomb. Greene Holcomb did not express any opinion with respect to legal matters relating to the merger.

   Greene Holcomb performed a number of financial analyses to compare the value of the Cenex offer to the valuations implied by such analyses. The valuation methodologies used by Greene Holcomb are those generally used by investment bankers in valuation exercises. No individual methodology was conclusive. Rather, Greene Holcomb reviewed the results of its analyses taking into account the basis for the underlying data and circumstances particular to Sparta.

   Certain of the methodologies used resulted in per share valuations above the level of the Offer before adjustments to account for differences between, for example, the underlying companies or transaction structures and the operations of Sparta. Greene Holcomb then developed a range of valuations based on data and companies, which in its judgement, were comparable to Sparta and the Offer. Greene Holcomb's opinion was ultimately based on a review of all of the valuation analyses, Sparta's business plan and prospects and competitive and market conditions.

   The following is a summary of the material factors considered and the financial analyses performed by Greene Holcomb in connection with rendering the Greene Holcomb opinion. The analysis provides the resulting ranges of implied share prices of common stock based on Greene Holcomb's analyses and compares these ranges with the $1.41 per share purchase price to be received by Sparta shareholders pursuant to the merger agreement. For a detailed description of each of Greene Holcomb's analyses, see the individual analyses discussions in the following paragraphs.

   Stock Trading History. To provide contextual data and comparative market data, Greene Holcomb reviewed the daily closing prices during the period from December 15, 1998 to December 16, 1999 and compared the closing stock prices during such period with the S&P 500 Index. In addition, Greene Holcomb analyzed the consideration to be received by the shareholders pursuant to the merger agreement in relation to the market price of Sparta's common stock at various dates before the announcement of the merger. Such analysis indicated that the $1.41 per share to be received by the shareholders pursuant to the merger agreement represents a premium of 61.1% to the closing price of $0.875 per share on November 11, 1999 (1 day prior to the announcement of exclusive negotiations with Cenex), a premium of 88.0% to the closing price of $0.75 per share on November 4, 1999 (1 week prior to the announcement of exclusive negotiations with Cenex) and a premium of 73.5% to the closing price of $0.8125 per share on October 14, 1999 (4 weeks prior to the announcement of exclusive negotiations with Cenex).

   Analysis Of Certain Publicly Traded Companies. Greene Holcomb compared the consideration to be received to the range of values of common stock implied by the relative valuation multiples of the following publicly traded food companies:

  . Universal Foods Corp;

  . Ralcorp Holdings, Inc.;

  . J.M. Smucker Co.;

  . Lance, Inc.;

  . John B. Sanfilippo & Sons;

  . J&J Snack Foods Corp.;

  . Hain Food Group, Inc.;

  . Tasty Baking Co.;

  . Bridgford Foods Corp.;

  . Golden Enterprises; and

  . Poore Brothers, Inc.

   Greene Holcomb analyzed the value of each of the above companies, using market valuations as of December 16, 1999 as a multiple of selected financial data, including (a) revenues for the last twelve months, (b) operating income for the last twelve months, (c) estimated calendar 2000 earnings per share and
(d) tangible common equity for the most recently reported quarter. Earnings per share for the last twelve months and estimated calendar 1999 earnings per share were not considered as part of Greene Holcomb's analysis because Sparta was only slightly profitable over the last twelve months and projected a loss for calendar 1999. The 2000 estimated earnings per share for the peer companies were provided by First Call. Based on this analysis, Greene Holcomb developed the following ranges of valuation multiples:

  . 0.2x-2.1x, with a mean of 0.9x and a median of 0.7x, for last twelve months revenues compared to 1.0x for the merger;

  . 4.9x-35.3x, with a mean of 13.1x and a median of 9.9x, for last twelve months operating income compared to 33.0x for the merger;

  . 7.5x-24.5x, with a mean of 12.9x and a median of 11.0x, for estimated calendar 2000 earnings per share compared to 12.8x for the merger; and

  . 0.4x-7.8x, with a mean of 2.6x and a median of 2.0x, for the most recent quarter's tangible book value compared to 6.2x for the merger.

   These mean and median valuation multiples were then applied to Sparta's actual last twelve months revenue and operating income, management's estimates for calendar 2000 earnings and September 30, 1999 tangible book value to determine the range of implied equity values of Sparta. This analysis resulted in the following ranges of implied Sparta value per share:

  . $0.57-$1.04, based on last twelve months revenues;

  . <$0-<$0, based on last twelve months operating income;

  . $1.01-$1.18, based on estimated calendar 2000 earnings per share; and

  . $0.45-$0.59, based on September 30, 1999 tangible book value.

   Transaction Analysis. Greene Holcomb compared the consideration to be received by Sparta shareholders pursuant to the merger agreement to the range of values of common stock implied by the relative purchase price multiples generated from 33 selected acquisitions of food companies that have occurred since January 1, 1997. Greene Holcomb analyzed the equity value of each of the acquired companies, measured as a multiple of selected financial data, including (a) last twelve months revenues, (b) last twelve months operating income, (c) last twelve months net income and (d) tangible book value as of the most recently reported quarter prior to the acquisition date. Based on this analysis, Greene Holcomb developed the following ranges of acquisition multiples:

  . 0.2x-3.0x, with a mean of 0.8x and a median of 0.7x, for last twelve months revenues compared to 1.0x for the merger;

  . 3.0x-50.3x, with a mean of 16.3x and a median of 13.9x, for last twelve months operating income compared to 33.0x for the merger;

  . 8.1x-66.2x, with a mean of 24.7x and a median of 21.0x, for last twelve months net income compared to 83.3x for the merger; and

  . 0.3x-10.6x, with a mean of 3.3x and a median of 2.3x, for the most recently reported quarter's tangible book value compared to 6.2x for the merger.

   These acquisition multiples were then compared with the corresponding multiples based on Sparta's actual last twelve months revenues, operating income and net income and September 30, 1999 tangible book value to determine the range of implied equity values of Sparta. This analysis resulted in the following ranges of implied Sparta value per share:

  . $0.60-$0.84, based on last twelve months revenues as of September 30, 1999;

  . <$0-$0.07, based on last twelve months operating income as of September
    30, 1999;

  . $0.40-$0.46, based on last twelve months net income as of September 30, 1999; and

  . $0.52-$0.75, based on September 30, 1999 tangible book value.

   Premiums Paid Analysis. Greene Holcomb compared the consideration to be received by Sparta's shareholders pursuant to the merger agreement to the range of values of the common stock implied by the relative premiums paid over current market prices in selected recent acquisitions. Greene Holcomb analyzed 189 selected acquisitions of publicly traded companies that have occurred since January 1, 1998. Greene Holcomb analyzed the equity value of each of the acquired companies, measured as a percentage premium paid over the acquired companies' common stock closing prices for the following periods: (a) one day prior, (b) one week prior and (c) four weeks prior to the announcement of the transaction. Greene Holcomb examined premiums paid for publicly traded companies acquired between January 1, 1998 and December 14, 1999 in which the purchase price was $50.0 million or less. Such analysis produced a wide range of premiums. Greene Holcomb and the special committee and board of directors did not give any consideration to the wide range of premiums but focused on the median and mean multiples and compared the premium our shareholder would receive in the merger to such mean and median results. Based on this analysis, Greene Holcomb developed the following ranges of premiums paid percentages:

  . (39.0)%-145.7%, with a mean of 32.0% and a median of 29.7%, over the closing price one day prior to the announcement compared to 61.1% for the merger;

  . (29.0)%-188.9%, with a mean of 40.9% and a median of 32.0%, over the closing price one week prior to the announcement compared to 88.0% for the merger; and

  . (53.8)%-181.1%, with a mean of 45.2% and a median of 36.7%, over the closing price four weeks prior to the announcement compared to 73.5% for the merger.

   No company or transaction used in the Transaction Analysis, the Analysis of Certain Publicly Traded Companies or Premiums Paid Analysis described above was directly comparable to Sparta or the merger. To conduct its Transaction Analysis, Greene Holcomb examined comparable merger and acquisition transactions involving food related transactions completed during the last two years, and to prepare its Analysis of Certain Publicly Traded Companies, Greene Holcomb identified public companies with revenues of less than $1.0 billion that operate in the bread and bakery, cookies and crackers, potato chips and similar snacks and food preparation business. Greene Holcomb selected 21 comparable companies from this group based upon their food operations similar in size and scope to Sparta's. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor conclusive; rather, it involved complex considerations and judgements concerning differences in financial and operating characteristics of companies, the form of consideration and the date of the respective transaction and other factors that could affect the transaction values and trading prices. For example, many qualitative factors are involved in valuing a company or analyzing a transaction in the food industry, including assessments of the quality of management, the attractiveness of the company's target market, the economics of the products being sold and the company's market position relative to its competitors. Other factors that could affect the transaction values or trading prices include differences in distribution, products, geographic or demographic customer concentration, size and other factors. These factors may affect transaction values or trading prices in each case by affecting in varying degrees investors' expectations of such factors as the company's risk and future operating profitability.

   Discounted Cash Flow Analysis. Greene Holcomb performed a discounted cash flow analysis of Sparta. Greene Holcomb relied on cash flows as projected by Sparta management. The discounted cash flow analysis was based on discount rates ranging from 18% to 22% and terminal multiples of operating income ranging from 5.0x to 7.0x. Greene Holcomb relied on its understanding of required equity returns in the food business and the inherent riskiness of Sparta's financial projections to derive discount rates and on the public equity market analysis of selected food companies and selected merger and acquisition transactions to derive the multiples used to calculate terminal values. Based on a discounted cash flow analysis, Greene Holcomb developed the following range of implied values per share of Sparta's common stock:

  . $0.98-$1.85, based on a multiple of operating income ranging from 5.0x to 7.0x and discount rates ranging from 18% to 22%.

   Greene Holcomb selected the discount rates ranging from 18% to 22% based upon the industry average of 13% to 22% and the aggressive projected growth we anticipated for the company compared to our historical growth rate.

   The information set forth above does not purport to be a complete description of the analyses performed by Greene Holcomb. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greene Holcomb to exercise its professional judgement, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greene Holcomb was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Greene Holcomb did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Greene Holcomb considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, Greene Holcomb believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greene Holcomb made numerous assumptions with respect to industry performance, business and economic conditions and other matters. These assumptions include, but are not limited to, assumptions regarding: (a) macro-economic business conditions and (b) competitive dynamics and general trends in the food industry. The analyses performed by Greene Holcomb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   Fees Payable To Greene Holcomb. The Sparta board of directors selected Greene Holcomb as its financial advisor because it is a recognized investment banking firm that has experience in transactions similar to the merger, it is familiar with Sparta, its businesses and the food industry and because in the opinion of the Sparta board of directors its fees were reasonable. Greene Holcomb was initially engaged by Sparta on August 15, 1996, to assist Sparta in reviewing strategic alternatives, including the possible sale of Sparta.

Greene Holcomb also served as financial advisor to Sparta in connection with the issuance of preferred stock to Cenex in February, 1998. For those engagements, Greene Holcomb received fees totaling $171,147.

   Pursuant to the terms of an engagement letter dated May 20, 1998 between Sparta and Greene Holcomb, Sparta paid Greene Holcomb a fee of $60,000 for the Greene Holcomb opinion. Sparta also agreed to reimburse Greene Holcomb for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by Greene Holcomb in connection with its engagement and to indemnify Greene Holcomb and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. In addition, Sparta has agreed to pay Greene Holcomb a fee of $537,235 for acting as investment banker for Sparta in connection with the merger. The terms of the fee arrangement with Greene Holcomb, which Greene Holcomb and Sparta believe are customary in transactions of this nature, were negotiated at arm's length between Sparta and Greene Holcomb.

Cenex and Merger Sub Believe the Merger is Fair

   Cenex and Merger Sub believe that the merger is fair to Sparta shareholders, including unaffiliated shareholders, other than Cenex. Cenex and Merger Sub base this belief on the following material factors:

  . The factors cited by the board of directors in determining that the merger is fair to the Sparta shareholders, which were adopted by Cenex.

  . The $1.41 per share purchase price resulted from what we believe to be arm's length negotiations between Sparta's board of directors, acting through independent financial and legal advisors. While the parties attempted to structure the negotiations as arm's length, there is no assurance that the negotiations were at arm's length. The Cenex designee on the Sparta board of directors did not participate in the board of directors' deliberations.

  . The receipt of the opinion of Greene Holcomb that the merger was fair from a financial point of view.

  .  The receipt of the reports from Lingate and Hill Food Consulting
     Services.

  . Sparta's board of directors (excluding John D. Johnson) and the special committee unanimously approved the merger agreement and determined that the terms of the merger are fair to, and in the best interests of, the shareholders.

  . The $1.41 per share price payable in the merger represents a significant premium over trading prices of Sparta stock prior to announcement of the exclusivity agreement.

  . From 1996 to 1998 Sparta engaged Greene Holcomb to identify and review strategic proposals from other parties, and during that time, none of the discussions resulted in a purchase offer. After the announcement of the exclusivity agreement, Sparta received no other indications of interest.

  . The $1.41 per share price exceeds the $1.35 purchase price of 92,500 shares of Sparta common stock purchased by Cenex on the open market on March 22, 1999. While the $1.41 is less than the conversion price of the Preferred Stock owned by Cenex, the conversion price of convertible securities normally exceeds market values when issued. The trading price of Sparta common stock was $1.31 on February 24, 1998, the date that Cenex agreed to purchase the Preferred Stock. Hence, the $1.41 per share price exceeds the values of the Sparta common stock contemporaneous with Cenex's prior purchases.

  . While the $1.41 per price share is less than the $1.50 closing price of Sparta common stock on March 24, 1999 (the last day that the Sparta common stock closing price exceeded the $1.41 per price share prior to November 12, 1999, the date that Sparta announced Cenex's interest in acquiring Sparta), Sparta's financial results of the past two years have resulted in the overall decline in trading prices. Sparta's net income was a loss of $0.01 per share for the year ended September 30, 1999, compared to a $0.09 gain in the prior year. The $1.41 per share price exceeds the trading prices since March 24, 1999. Hence, the $1.41 per share price exceeds recent trading prices for the stock.

  . The $1.41 per price share far exceeded the price Cenex initially offered.
    Hence, the $1.41 per share price was approximately 40% higher than what Cenex was originally willing to offer.

   Cenex and the Merger Sub did not find it practicable to, and did not, weight any of these factors. Cenex and the Merger Sub did not attempt to quantify Sparta's going concern value and liquidation value, and believe that neither these values nor the net book value is a useful indicator of the value of a company such as Sparta. Generally, the net book value is not a good indicator of value for a business, as a going concern, such as Sparta, because it does not address the value of market, management structure and other factors. Further, Sparta's going concern value and liquidation value would be even less than book value. The $1.41 per price share exceeds Sparta's net book value of approximately $0.95 per share as of September 30, 1999. Accordingly, these factors were not considered in determining the fairness of the merger.

   While the completion of the merger does not require the approval of a majority of the unaffiliated shareholders of Sparta and Sparta did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of Sparta for the purpose of negotiating the merger or preparing a report concerning the fairness of the merger, Cenex and Merger Sub believe that the merger is procedurally fair to Sparta shareholders. Cenex and Merger Sub base this belief on the following factors:

  . The merger was negotiated on what we believe to be an arm's length basis, under the direction of the special committee, comprised of the directors who were not employees of Sparta and excluding John D. Johnson. While the parties attempted to structure the negotiations as arm's length, there is no assurance that the negotiations were at arm's length.

  . The merger requires the approval of a majority of the holders of Sparta common stock, the Preferred Stock held by Cenex will not vote on the merger and Sparta's common stock owned by Cenex represents less than 1% of the outstanding common stock.

  . Unaffiliated shareholders of Sparta who object to the merger may obtain
    "fair value" for their shares if they exercise and perfect their dissenters' rights under the MBCA.

   While Cenex and the Merger Sub believe that the merger as negotiated is fair to Sparta and its shareholders (other than Cenex) Cenex attempted to negotiate the terms of a transaction that would be most favorable to it, and not to Sparta and its shareholders and, accordingly, did not negotiate the transaction with a goal of obtaining terms that were fair to Sparta and its shareholders other than Cenex.

Summary of Reports Prepared for Cenex

 Lingate Financial Group Materials Prepared With Respect to the Merger

   In September of 1999 Cenex retained Lingate Financial Group ("Lingate") to provide analysis and investment advice pertaining to Cenex's $2.5 million investment in Sparta.

   Lingate Financial Group was established in 1945 and specializes in the valuation of businesses and their securities in connection with mergers and acquisitions and other transactions involving both publicly and privately held companies. Michael Hannon, the Chairman and Owner of Lingate and the individual working directly with Cenex, has been a Certified Public Accountant since 1972 and a Certified Business Intermediary since 1996. Mr. Hannon has worked in the field of mergers and acquisitions of small companies since 1985. Cenex hired Lingate because Lingate had performed similar types of work for Cenex in the past and was familiar with Cenex's business. In addition, in the opinion of Cenex, Lingate's fees were reasonable. Lingate has been paid fees totaling approximately $30,000 for its work in connection with the merger.

   On September 13, 1999, Lingate met with certain representatives of Cenex, including Messrs. Loeschke and Tibbetts. Cenex asked Lingate for its opinion relative to the attractiveness and value of Sparta to Cenex, as a possible acquisition candidate. In addition, Cenex asked for advice regarding Cenex's initial $2.5 million and subsequent investment in Sparta.

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

   On September 25, 1999, Lingate delivered a written report to Cenex and is summarized below:

   Cenex did not impose any restrictions or limitations on Lingate with respect to the investigations made or the procedures followed by Lingate in preparing its report. In preparing the report, Lingate reviewed internal summaries and schedules prepared by Cenex employees. In addition, Lingate researched similarly situated companies to help assess the activity in the marketplace. Lingate did not place much emphasis on the projections received by Sparta in connection to the recent stock purchase because they felt that the projections were consistently over-optimistic.

   Analysis of the Performance of the Preferred Stock. Lingate noted that Sparta had not declared or paid a preferred stock dividend. As of June 30, 1999 the dividends had accumulated for one and a half years. The conversion right of the preferred shareholders called for a conversion rate of $1.65 per share. Lingate pointed to the fact that the current market price was approximately one-half the conversion price. Lingate further noted that any attempt to convert the preferred stock and sell it would most likely cause the stock price to go down, resulting in a further drop in the value of Cenex's investment. Lingate also advised Cenex that redemption of the preferred shares, in the event of a change of control, would be an option. Pursuant to the stock purchase agreement, the preferred stock is redeemable only on the occurrence of certain events, including a change of control. Lingate pointed out that if Cenex initiated a tender offer, and another buyer surfaced, Cenex would have the option of redeeming its preferred stock or converting the preferred stock to common stock.

   Analysis of Sparta as a Possible Acquisition. Lingate reviewed various independent industry reports that indicated that tortillas are the fastest growing bakery products in the United States, particularly in the Western regions.

   Income Multiple Approach. Because Lingate had concerns regarding the reliability of Sparta's management projections, Lingate chose to estimate the value of Sparta using an income multiple approach. Lingate based the income multiple approach on a five year average of normalized Sparta pre-tax income of $650,000 (assuming September 30, 1999 fiscal year end profitability returns and increases averaging 10%), a potential synergistic income to Cenex's Rush City Plant of $100,000 and a potential management and expense synergy value of $250,000, resulting in an income value of $1 million. Lingate then applied a multiple of eight to arrive at an estimated value of 100% of the equity of Sparta of $8 million. Lingate chose the multiple of eight based on industry standards for companies with nationally distributed products and name recognition.

   Value Per Common Share. Lingate then took the $8 million equity value and subtracted from that value, the value of Cenex's current investment, to arrive at a value of all common stock of $5.5 million. The value of common stock was then divided by the number of shares outstanding (10,191,000) to arrive at a value per share of $0.54.

   Strategic Platform Value Observations. Lingate suggested that Cenex may pursue the acquisition of Sparta based upon the strategic imperative of establishing a platform business in the growing tortilla industry. Lingate suggested that such a platform business could benefit Cenex, who could provide Sparta with its supply requirements of wheat flour, shortening and soybean oil. Based on its equity valuation of Sparta and the estimation that tender offers frequently require 25-30% premiums to be effective, Lingate concluded that it was unlikely that Cenex could justify pursuing the acquisition at that time unless Cenex felt that the strategic platform value was approximately
$3.6 million.

   Lingate concluded that the value of 100% of Sparta's equity was approximately $11.6 million ($8.0 million plus the value of Sparta's platform of $3.6 million), or approximately $0.90 per common share.

   Following up on its previous report and the information provided by Hill Food Consulting Services ("Hill Food") (see "Hill Food Consulting Services Summary Report of Market Deal Values for Peer Companies," below), on November 15, 1999, Lingate delivered to Cenex additional summary information. The valuations restated Lingate's $8 million income multiple valuation cited in its previous report and summarized the valuations calculated by Hill Food. In addition, Lingate presented sales, acquisition price, and acquisition price to sales ratios for the following four companies with sales under $30 million: Poore Brothers; La Monita; Tortilla King; and Candy Tortilla.

   Lingate also prepared a table of aggregate Sparta debt. From Sparta's most recent quarterly report on Form 10-QSB for the quarterly period ended June 30, 1999, Lingate estimated Sparta's long term debt before the acquisition of Food Products Corporation to be approximately $2.8 million, the estimated increase in debt for the $2.6 million cost paid in the Food Products Corporation purchase to be $700,000 and the debt from the Food Products Corporation acquisition to be $7.5 million, arriving at a total estimated debt of $11 million. $11 million, representing a likely acquisition price for Sparta, was then added to the $11 million in total debt, estimated to be outstanding by Sparta following its acquisition of Food Products Corporation, to arrive at a total, labeled by Lingate as "Probable Debt To Be Serviced," of $22 million. Lingate further presented available operating income of Sparta and Food Products Corporation in the amounts of minus $500,000 and $0.0 respectively.

   These additional materials did not consider the fairness of the consideration, nor did they recommend any amount of consideration to be paid.

   These materials shall be made available for inspection and copying at the principal executive offices of Cenex during its regular business hours by any interested equity holder of Sparta or his/her representative who has been so designated in writing.

 Hill Food Consulting Services Summary Report of Market Deal Values for Peer Companies

   On September 23, 1999, Cenex retained the services of Hill Food Consulting Services ("Hill Food") to review the acquisition activity of peer companies and identify deal values for those companies. On September 30, 1999, Mr. Braxton Haulcy, a consultant at Hill Food, presented Hill Food's findings to Mr. Loeschke. Cenex used this information to compare its internal valuation with market values to determine if Cenex's own analysis of Sparta was within the boundaries for the market of similarly sold companies.

   Hill Food is a unit of the James J. Hill Reference Library. Cenex chose Hill Food because of its food industry expertise. Hill Food specializes in analyses of food services, food manufacturing, restaurants, retail grocery, and agribusiness, as well as the auxiliary industries that support them. They provide deal information on similar situated companies to help clients determine a suitable range of deal values. Cenex paid Hill Food approximately $4,000 in total fees for its work in connection with the merger.

   In preparing its summary, Hill Food looked at several types of multiples including deal price to cashflow, deal price to earnings and deal price to sales. Hill Food used various databases and resources that were not provided to Cenex. In addition, Hill Food reviewed acquisition activity of peer companies within the tortilla and chip categories for the past five years and looked at a core group of companies with sales of $5 million to $50 million.

   Cenex asked Hill Food to review market deal values for peer companies of Sparta. Other than the instruction to review market deal values for peer companies, Cenex did not impose any restrictions or limitations on Hill Food with respect to the investigations made or the procedures followed in preparing its summary. In delivering its report, Hill Food did not render an opinion as to the fairness of the merger nor the fairness of the $1.41 price per share to be paid by Cenex.

   In the report, Hill Food identified several trends for growth in the tortilla and chip industry. They include the following:

  . Mexican immigration is up 40% since 1990 and sales of Mexican products are growing at above average rates and have been for some time.

  . According to the Tortilla Industry Association the tortilla market has grown from $300 million in 1980 to $3 billion in 1998.

  . The growing market has brought in larger businesses, acquiring smaller players, predicting that larger companies will eventually control 80% of the market.

   Hill Food also compiled a "Composite of Various Multiples" table. Hill Food evaluated the price to sales ratios for the following 11 companies; Goe, Ami & Terra; Cape Cod Potato Chips; Heiner Bakery; La Victoria; Tortilla King; Farms Baking; Westbrae Natural; Wabash Foods; La Monita Mexican Food; Country Club Foods; and Candy Tortilla Co. For the 11 companies the median price to sales ratio was 0.9, while the range of price to sales ratios was 0.4 to 1.5.

   Hill Food presented the price to earnings ratios for the following five companies: La Victoria; Goe, Ami & Terra; Westbrae Natural; Heiner Bakery; and Farms Baking. The median price to earnings ratio for the five companies was 16.0, while the range of price to earnings ratios was 3.9 to 45.8. For the same five companies, Hill Food presented price to cash flow ratios. The median of the price to cash flow ratios was 9.9, while the range of price to cash flow ratios was 1.4 to 16.7.

   The median valuation multiples were then applied to projections of sales, earnings and cashflow supplied to Cenex from Sparta. Hill Food recommended using the median value of sales multiple as the primary multiple and earnings and cashflow as secondary multiples.

   The calculation resulted in a sales multiple value of $13.9 million and a cashflow multiple of $8.5 million. Because of the projected loss in earnings, Hill Food concluded that an earnings multiple was not applicable to the analysis.

   Hill Food also presented a summary of acquisitions within the tortilla, chip and baking industry. Hill Food summarized the acquisition of the following companies: Garden of Eatin; Westbrae Natural; Farms Baking; La Victoria; Wabash Foods; La Monita Mexican Food; Cape Cod Potato Chips; Tortilla King; Country Club Foods; Heiner Bakery; and Candy Tortilla Co. With respect to those companies, Hill Food identified the deal value, the sales and earnings of the target, the EBITDA and, for some of the acquisitions, the deal terms. Deal values ranged from $2.8 million for a company with $6 million in sales to $80 million for a company with $52.9 million in sales and earnings of $1.8 million.

   This summary shall be made available for inspection and copying at the principal executive offices of Cenex during its regular business hours by any interested equity holder of Sparta or his/her representative who has been so designated in writing.

Interests Of Certain Persons In The Merger

   In considering the recommendations of the special committee and board of directors with respect to the merger, you should be aware that our directors and executive officers have certain interests in the merger that may be different from, or in addition to, our shareholders. Our special committee and board of directors were aware of these interests and considered them, among other factors, in approving the merger agreement. Notwithstanding the different interests of our shareholders and certain members of our management, our directors have fiduciary duties of loyalty and care which require them to act in the best interests of our shareholders. These interests are summarized below.

 Stock Options

   On December 30, 1999, prior to execution of the merger agreement, our executive officers and directors held options to purchase an aggregate of 606,500 shares of Sparta common stock of which 477,375 were exercisable as of this date or within 60 days of this date. In connection with the merger, our board of directors accelerated the vesting requirements, pursuant to the Amended and Restated Stock Option Plan, thereby increasing the number of options that are exercisable at the time of the merger to 606,500 shares. Upon completion of the merger, all stock option holders will be entitled to receive an amount in cash equal to: (i) the excess of $1.41 over the exercise price of the option, times (ii) the number of shares of common stock previously subject to such option. Upon completion of the merger, our officers and directors will receive the following cash payments related to their respective stock options:

                                                                          Cash
   Officer/Director                                                     Payment
   ----------------                                                     --------
   Joel P. Bachul...................................................... $138,437
   A. Merrill Ayers.................................................... $ 96,368
   Craig S. Cram....................................................... $ 26,118
   Larry P. Arnold..................................................... $  1,102
   Thomas F. Baker..................................................... $  4,275
   William J. Benzick.................................................. $  4,275
   John D. Johnson..................................................... $      7
   Edward K. Jorgensen................................................. $  1,102
   Michael J. Kozlak................................................... $  8,602
                                                                        --------
     Total:............................................................ $280,290
                                                                        ========

 Continued Employment

   As a condition to Cenex's obligation to complete the merger, Cenex has required that Joel P. Bachul continue his employment with Sparta. On December 31, 1999, Mr. Bachul entered into an employment agreement with Sparta that takes effect when the merger is completed. This agreement will supersede and extinguish the Salary Continuation Agreement and its Amendment previously entered into between Mr. Bachul and Sparta. According to Mr. Bachul's Change of Control Agreement, upon a change of control of Sparta, Mr. Bachul would have had the right, if terminated, to receive an amount equal to two years of his base salary and benefits. The employment agreement provides that Mr. Bachul will be employed as Vice President, Consumer Products Group, for a period of one year after the effective date of the merger. Mr. Bachul will receive an initial base salary at a rate of $169,500 per year and be eligible to receive incentive compensation equal to 50% of his base salary and to participate in all of Cenex's employee benefit plans. The employment agreement also requires that Mr. Bachul not disclose confidential information regarding Sparta and not compete with Sparta throughout his employment and for a period of 18 months after termination of his employment. In addition, in lieu of Cenex's obligation to pay Mr. Bachul his salary and bonuses for the next two years pursuant to the contractual requirements of his Salary Continuation Agreement, within five days after the merger, Mr. Bachul will be paid a lump sum of $405,000.

   As a condition to Cenex's obligations to complete the merger, Cenex has required that Craig Cram continue his employment with Sparta. On December 31, 1999, Mr. Cram entered into an employment agreement with Sparta that takes effect when the merger is completed. This agreement will supersede and extinguish the Change in Control Executive Severance Pay Agreement previously entered into by Mr. Cram and Sparta. According to Mr. Cram's Severance Agreement, upon a change of control of Sparta followed by his termination from Sparta, Mr. Cram had the right to receive an amount equal to two years of his base salary and benefits. Mr. Cram's employment agreement provides that Mr. Cram will continue to be employed by Sparta for a period of one year following the merger. Mr. Cram will receive an initial base salary at a rate of $116,000 per year and will be eligible to receive incentive compensation equal to 50% of his base salary and to participate in all of Cenex's employee benefit plans. The employment agreement also requires that Mr. Cram not disclose confidential information regarding Sparta and not compete with Sparta throughout his employment and for a period of 18 months after the termination of his employment. In addition, in lieu of Cenex's obligation to pay Mr. Cram his salary and bonuses for the next two years pursuant to the contractual requirements of his Change of Control Executive Severance Pay Agreement, within five days after the merger, Mr. Cram will be paid a lump sum of $272,000.

 Executive Severance and Separation Agreement

   On December 31, 1999, A. Merrill Ayers entered into a Separation Agreement and General Release with Sparta that takes effect when the merger is completed. According to the terms of the Separation Agreement and

General Release, Mr. Ayers' employment with Sparta will terminate when the merger is completed and Sparta has agreed to provide Mr. Ayers outplacement services, not to exceed $9,000. The Separation Agreement and General Release also requires that Mr. Ayers not disclose confidential information regarding Sparta and not compete with Sparta for one year after the merger. In addition, the Separation Agreement and General Release provides that Mr. Ayers release Sparta of claims Mr. Ayers may have against Sparta as a result of his employment with Sparta. In lieu of Cenex's obligation to pay Mr. Ayers his salary and bonuses for the next two years pursuant to the contractual requirements of his Salary Continuation Agreement, within five days after the merger, Mr. Ayers will be paid a lump sum of $329,160 plus a pro rata share of the bonus, if any, that he would be entitled to receive under Sparta's cash bonus plan, plus unused vacation.

Voting and Proxy Agreements

   In order for Cenex to execute the merger agreement, our officers and directors and a principal shareholder were required to execute and issue to Cenex voting and proxy agreements. Pursuant to these agreements, our officers and directors, and the principal shareholder, agreed to vote their shares in favor of the merger and against any competing third party transaction (as defined in the Merger Agreement). They also granted Cenex an irrevocable proxy to vote all their shares in favor of the merger. As of April 25, 2000, our officers and directors beneficially owned (assuming no exercise of vested options) an aggregate of 845,000 shares of common stock or approximately 8.2% of our currently outstanding shares, and the principal shareholder owns 662,000 shares or approximately 6.4% of our outstanding shares.

Recent Acquisitions of Sparta Securities by Affiliates

   On February 24, 1998, Sparta issued 2,500 shares of Preferred Stock, Series 1998, $1,000 par value, to Cenex for an aggregate purchase price of $2,500,000 pursuant to a stock purchase agreement. The Preferred Stock is convertible into 1,515,150 shares of Common Stock. In addition, Sparta's officers and directors purchased 165,000 shares of common stock at $.50 per share upon exercise of outstanding warrants during the quarterly period ended on December 31, 1998 and 280,000 shares of common stock at $.75 per share upon exercise of outstanding warrants during the quarterly period ended March 31, 1999. Cenex purchased 92,500 shares of common stock at $1.35 per share during the quarterly period ended March 31, 1999. Sparta affiliates purchased 20,000 shares at prices ranging from $1.0625 to $1.1875 per share during the quarterly ended June 30, 1999 at a weighted average price of $1.11866 per share.

   Sparta did not issue, repurchase or redeem any shares of common stock during the past 60 days. Sparta, pursuant to its Amended and Restated Stock Option Plan, granted options to purchase an aggregate of 75,580 shares of common stock at an exercise price of $1.50 per share:

                                                            Options                     Exercise
     Date                    Name                           Issued                       Price
     ----              ----------------                     -------                     --------
   11/19/99            A. Merrill Ayers                     22,580                       $1.50
   11/19/99            Joel P. Bachul                       33,000                       $1.50
   11/19/99            Craig S. Cram                        20,000                       $1.50

   On December 29, 1999, Thomas House, a former officer of Sparta whose employment with Sparta terminated on September 30, 1999, exercised options to purchase 50,000 shares of common stock at $0.50 per share and options to purchase 10,900 shares at $1.0625 per share. The options would have expired on December 31, 1999.

Accounting Treatment

   The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Cenex in connection with the merger will be allocated to Sparta's assets and liabilities based upon their fair values, with any excess being treated as goodwill.

Material Federal Income Tax Consequences

   The following describes the principal federal income tax consequences of the merger, assuming that the merger is consummated as contemplated herein. The discussion assumes that a Sparta shareholder holds his or her common stock as a capital asset (i.e., generally for investment). This discussion is based on current laws and interpretations thereof, and there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein. The discussion does not take into account rules that may apply to shareholders that are subject to special treatment under federal income tax laws (including, without limitation, trusts, S corporations, taxpayers subject to alternative minimum tax, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, holders who are not United States citizens or residents, Sparta shareholders who acquired Sparta common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons in special situations, including persons who hold shares of Sparta common stock as part of a straddle). No rulings have been requested or received from the Internal Revenue Service (the "IRS") as to the matters discussed herein and there is no intent to seek any such rulings. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed in this summary or, if it does challenge the tax treatment, that it will not be successful.

   The discussion below does not address state, local or foreign tax consequences of the merger and the specific tax consequences to each Sparta shareholder may differ. Consequently, you should consult your own tax advisor as to the specific tax consequences, including the applicable federal, state, local and foreign tax consequences to you, of the merger.

   The merger will be a taxable transaction to you for federal income tax purposes and you will be treated as if, at the effective time of the merger, you had sold your common stock for cash. You will recognize capital gain or loss equal to the difference between (x) your tax basis in the common stock surrendered and (y) any cash you receive for the common stock.

   The gain or loss recognized as a result of the merger will be treated as a capital gain or loss, provided that Sparta is not treated for federal income tax purposes as a "collapsible corporation." The board of directors believes that Sparta is not a collapsible corporation for federal income tax purposes. The gain or loss so recognized will be long-term with respect to shares of Sparta common stock held for more than one year and will be short-term with respect to shares held for one year or less. For federal income tax purposes capital losses are generally deductible only against capital gains and not against ordinary income. A limited exception permits individual taxpayers to deduct up to $3,000 of net capital loss from ordinary income.

   Under the federal income tax backup withholding rules, unless an exemption applies, withholding will be required of 31% of all payments to which you are entitled pursuant to the merger, unless you provide or have provided a tax identification number (social security number, in the case of an individual). You should complete and sign any substitute Form W-9 which may be included as part of the letter of transmittal to be returned to Sparta in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a satisfactory manner or unless Sparta already has such tax identification number in its possession. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Any amounts withheld will be allowed as a credit against your federal income tax liability for such year.

   The federal income tax discussion set forth above does not address the tax consequences to Sparta officers and directors associated with receipt of cash payments for outstanding options or the payments under their employment and severance agreements. Shareholders should note that the parties have not obtained, and will not obtain, a ruling from the IRS or an opinion of counsel regarding the matters described herein. You are encouraged to consult your own tax advisor on how the tax consequences of the proposed merger apply specifically to you.

                       RIGHTS OF DISSENTING SHAREHOLDERS

   Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from the merger, and obtain payment in cash for the "fair value" of such shareholder's shares following the consummation of the merger.

   The following summary of the material provisions of Sections 302A.471 and 302A.473 of the MBCA is qualified in its entirety by reference to such sections, the full texts of which are attached as Appendix C to this proxy statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply fully with the procedures set forth herein or therein will result in the loss of dissenters' rights.

   Under the MBCA, holders of common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from the Surviving Corporation payment in cash of the "fair value" of their shares of common stock after the merger is completed. The term "fair value" means the value of the shares of common stock immediately before the Effective Time.

   All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of common stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

   Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of Sparta before the taking of the shareholder vote on the merger. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not by itself constitute a notice of intent to demand fair value within the meaning of the MBCA.

   Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for approval of the merger agreement. A shareholder's failure to vote against the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights.

   A Sparta shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Sparta at or before the time such rights are asserted.

   A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the merger agreement, to Sparta, Inc., 1565 First Avenue N.W., New Brighton, Minnesota 55112; Attention:
A. Merrill Ayers. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of his or her shares.

   If the merger agreement is approved by the shareholders of Sparta at the special meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights and did not vote for approval of the merger agreement. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates representing the dissenting shares in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

   In order to receive fair value, a dissenting shareholder must, within 30 days after the date such notice was given (for which purpose notice by the Surviving Corporation is deemed to have been given under Minnesota law when deposited in the U.S. mail), demand the payment of fair value for his or her shares, and deposit his or her stock certificates with the Surviving Corporation at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute (currently 4%). Remittance will be accompanied by the Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the Surviving Corporation's latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

   If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of Sparta at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

   Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court in Ramsey County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Sparta shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. If the court finds that the Surviving Corporation has failed to comply substantially with Section 302A.473, the court may assess against the Surviving Corporation such fees or expenses of experts or attorneys as the court deems equitable. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

   The Surviving Corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder, or who is dissenting on behalf of a person who was not a beneficial owner, on December 31, 1999, the date on which the proposed merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Surviving Corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Surviving Corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Surviving Corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

   Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would have received pursuant to the merger agreement if they have not exercised dissenters' rights with respect to their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473. Under Section 302A.471 of the MBCA, a shareholder has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or Sparta. Cash received pursuant to the exercise of dissenters' rights would be subject to federal or state income tax. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

   IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE YOU WILL FORFEIT YOUR RIGHT OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES. SEE APPENDIX C.

                              THE MERGER AGREEMENT

   Set forth below is a description of all material terms of the merger agreement and related matters. For additional information, you should review the merger agreement, which is attached hereto as Appendix A and incorporated herein by reference. Capitalized terms not otherwise defined below have the meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read the merger agreement in its entirety.

General

   If the merger agreement is approved by a majority of the shareholders entitled to vote on such matters:

  . Merger Sub will be merged with and into Sparta, with Sparta being the Surviving Corporation after the merger;

  . each share of common stock outstanding immediately prior to the effective time of the merger (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $1.41 in cash, without interest; and

  .  Cenex will own Sparta.

See "THE MERGER AGREEMENT--Payment for Shares." Our shares of common stock will no longer be quoted on The Nasdaq SmallCap Market, and the registration of the common stock under the Exchange Act will be terminated. Dissenting shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING SHAREHOLDERS."

Treatment of Stock Options and Warrants

   Under the terms of the merger agreement, each outstanding option to purchase Sparta common stock will be converted into the right to receive, for each share of Sparta common stock subject to the option, $1.41 in cash less the per share exercise price of each option, subject to applicable withholdings, if any.

   We have warrants outstanding to purchase 80,000 shares of our common stock. In connection with the merger, each warrant will be converted into the right to receive (i) the excess of $1.41 over the exercise price of the warrant times
(ii) the number of shares subject to the warrant.

Effective Time

   The merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Minnesota in accordance with Minnesota law. The filing is expected to occur promptly after approval of the merger agreement by our shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "THE MERGER AGREEMENT--Conditions to the Merger."

Payment for Shares

   A bank or trust company designated by Cenex will act as the paying agent (the "Paying Agent") for the payment of the merger consideration to the holders of our common stock. Cenex will from time to time make available to the Paying Agent funds in amounts and at the times necessary for the payment of the merger consideration to Sparta shareholders and option and warrant holders.

   Instructions with regard to the surrender of certificates formerly representing shares of common stock, together with the letter of transmittal to be used for that purpose, will be mailed to you as soon as practicable after the effective time of the merger. You should not surrender certificates until you receive the letter of transmittal. As soon as practicable following the receipt by the Paying Agent of your certificate(s) formerly representing Sparta common stock, a duly completed and validly executed letter of transmittal and any other item specified by the letter of transmittal, the Paying Agent will pay such amount equal to the product of the merger consideration multiplied by the number of shares of common stock represented by such certificate(s) to such shareholder by check or draft less any amount required to be withheld under applicable federal income tax regulations. All certificates formerly representing our common stock will then be canceled.

   After the effective time of the merger, holders of certificates formerly representing our common stock will cease to have any rights as shareholders of Sparta, except as provided in the merger agreement or under Minnesota law, and such holders' sole right will be to receive the merger consideration with respect to such shares (or, in the case of dissenting shares, the statutorily determined "fair value"). Sparta, as the surviving corporation, shall pay all service charges, brokerage commissions and transfer taxes in connection with the shareholders' surrender of their shares of common stock in exchange for cash, except if payment is to be made to a person other than the person in whose name the surrendered certificate is registered. In such case, it will be a condition of payment that the person requesting such payment pay any transfer and other taxes required by reason of such payment or establish to the satisfaction of Sparta and the Paying Agent that such taxes have been paid or are not applicable. At the effective time of the merger, our stock transfer books will be closed and there will not be any registration of transfers of shares of common stock thereafter on the records of Sparta.

   To the extent permitted by law, the appointment of the Paying Agent may be terminated six months following the effective time. Any portion of the merger consideration remaining undistributed upon termination of the Paying Agent's appointment will be returned to Sparta, and any holders of certificates formerly representing shares of common stock may thereafter surrender to Sparta such certificates and (subject to abandoned property, escheat or similar laws) receive in exchange the merger consideration to which they are entitled, but shall have no greater rights against Sparta than may be accorded to general creditors of Sparta under relevant law. In no event will former holders of shares of our common stock be entitled to receive payment of any interest on the merger consideration. The total amount of funds required by Cenex to complete the merger is estimated to be approximately $15.9 million. Cenex intends to use available cash, derived from its operations, to provide the necessary funds to complete the merger.

Officers, Directors and Governing Documents

   At the effective time of the merger, the directors of Merger Sub will become Sparta's directors, and the officers of Sparta, except Mr. Ayers, will remain Sparta's officers. The Articles of Incorporation of Sparta will remain in effect until thereafter amended as provided by applicable law, and the Bylaws of Merger Sub will be Sparta's Bylaws.

Representations and Warranties

   The merger agreement contains various representations and warranties made by Sparta, including representations and warranties relating to:

  .  capitalization;

  .  due organization, valid existence and good standing;

  . the authorization, execution, delivery and enforceability of the merger agreement;

  . the absence of any conflicts under Sparta's Articles of Incorporation and Bylaws, any applicable law or any material contract of Sparta;

  .  subsidiaries and other interests;

  .  financial statements;

  .  tax matters;

  .  title to properties;

  .  inventories;

  .  accounts receivable;

  .  leases;

  .  facilities and equipment;

  .  insurance;

  .  employment and benefit matters;

  .  material contracts;

  .  officers and directors;

  .  corporate documents;

  .  claims and litigation;

  .  compliance with instruments, orders and legal requirements;

  .  permits;

  .  intellectual property;

  .  capital expenditures;

  .  environmental matters;

  .  illegal payments;

  .  the adequacy of filings with the SEC;

  . the board of directors' approval of the merger agreement and the transactions associated with it and the receipt of an opinion of Greene Holcomb;

  . the accuracy of the representations and warranties in this proxy statement; and

  .  employment agreements.

   The merger agreement contains various representations and warranties made by Cenex, including representations and warranties relating to:

  .  due organization, power, authority and good standing of Cenex and Merger
     Sub;

  . the authorization, execution, delivery and enforceability of the merger agreement by Cenex and Merger Sub;

  .  the absence of claims, actions and other proceedings; and

  .  the financing required to consummate the merger.

Conduct of the Business Pending the Merger

   Under the merger agreement, we have agreed that, prior to the effective time of the merger, our business will be conducted in accordance with certain restrictions set forth in the merger agreement. Among other things, we have agreed that we will operate only in the usual, regular and ordinary course and consistent with past practice; and that we will not:

  . merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially of our property to, or purchase or agree to purchase all of substantially of the property of, any person;

  . amend our Articles of Incorporation or Bylaws or comparable governing instruments;

  . make any changes in its accounting methods, principles or practices, except as required by generally accepted accounting principles;

  . sell, consume or otherwise dispose of any property, except in the ordinary course of business consistent with past practices;

  . authorize for issuance, issue, sell or deliver any additional shares of our capital stock of any class or any securities or obligations convertible into shares of our capital stock, or issue or grant any option, warrant or other right to purchase any shares of our capital stock of any class;

  . declare any dividend on, make any distribution with respect to, or redeem or repurchase, our capital stock;

  . amend the terms of our employee benefit plans (including, the acceleration of vesting of any stock options), except as may be required by law or by agreement;

  . increase or agree to increase the compensation payable or to become payable to our officers or, other than increases in accordance with past practice which are not material, to our employees, grant any severance or termination pay to any employee or enter into any collective bargaining agreement;

  .  enter into a contract requiring our commitment of in excess of $50,000;

  .  agree to take any of the actions described above; or

  .  settle any litigation.

No Solicitation

   Pursuant to the merger agreement, we have agreed to cease and cause our advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in the merger agreement). Subject to the following paragraph, neither Sparta nor any of its subsidiaries will, nor shall take any action to, directly or indirectly:

  . solicit, initiate or encourage the submission of any Acquisition Proposal or any inquiries with respect thereto;

  . enter into any agreement for or relating to a Third-Party Transaction (as defined in the merger agreement); or

  . participate in any way in any discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal.

   Notwithstanding the foregoing, the board of directors of Sparta may, prior to the approval of our shareholders, terminate the merger agreement in order to simultaneously enter into a binding agreement with respect to a Third-Party Transaction (as defined in the merger agreement) that constitutes a Superior Proposal (as defined in the merger agreement), if and only to the extent that both (i) Cenex has been given at least five days written notice of Sparta's intent to terminate, and (ii) our board of directors has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for our board of directors to comply with its fiduciary duties to you under applicable law.

   An "Acquisition Proposal" means any:

  .  merger, consolidation or similar transaction involving Sparta;

  . sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of Sparta or its subsidiaries representing 15% or more of the consolidated assets of Sparta and its subsidiaries;

  . issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Sparta;

  . transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, or any group shall have been formed which has beneficial ownership or has the right to acquire beneficial ownership, of 15% or more of the outstanding shares of common stock of Sparta;

  . recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Sparta or any of its subsidiaries; or

  . transaction which is similar in form, substance or purpose to any of the foregoing transactions.

Access to Information

   We agreed to allow Cenex, its counsel, accountants, business consultants and other representatives and the financial institutions (and their counsel and representatives) providing financing in connection with the merger agreement, during regular business hours upon reasonable notice, to make such reasonable inspection of our assets, facilities, business and operations, including, without limitation, the performance of environmental site assessments. We also agreed to allow such parties to inspect and make copies of contracts, books and records and all other documents and information reasonably requested by Cenex and related to our operations and business including, without limitation, historical financial information concerning our business and to meet with our employees and officers. We further agreed to furnish to Cenex promptly upon request all additional documents and information with respect to our affairs relating to our businesses and access to our employees and to our accountants and counsel as Cenex, or its counsel or accountants, may from time to time reasonably request.

Conditions to the Merger

   All Parties. The respective obligations of each party to effect the merger are subject to the merger agreement having been approved and adopted by our shareholders in accordance with the MBCA and there being no law or regulation and no judgment, order, decree or injunction that prohibits or enjoins the consummation of the merger.

   Sparta. Our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . all representations and warranties of Merger Sub and Cenex contained in the merger agreement shall be true and correct in all material respects at and as of the dates specified in the merger agreement;

  . the receipt of a certificate executed by an officer or member of Cenex certifying that the representations and warranties of Cenex are true in all material respects;

  . Merger Sub and Cenex shall have each performed in all material respects all obligations arising under the agreements and covenants required by the merger agreement to be performed by them prior to or on the effective date; and

  . all corporate and other proceedings on the part of Cenex and Merger Sub and all documents and instruments relating to the merger are reasonably satisfactory to Sparta.

   Cenex and Merger Sub. The obligations of Cenex and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions, among others:

  . all representations and warranties of Sparta contained in the merger agreement shall be true and correct in all material respects at and as of the dates specified in the merger agreement;

  . the proxy statement complies in all material respects with the applicable requirements of the Exchange Act and does not contain any untrue statement of material fact or omit to state any material fact required to be stated;

  . the receipt of a certificate executed by an officer of Sparta that the representations and warranties of Sparta made in the merger agreement are true and the information contained in the proxy statement conforms with the requirements of the Exchange Act;

  . the performance of and compliance with the covenants contained in the merger agreement;

  . dissenting shares shall constitute not more than five percent (5%) of the shares of common stock outstanding immediately prior to the Effective Time;

  . all consents, approvals and licenses of any governmental authority or any third party required shall have been obtained;

  . the receipt of an opinion from Fredrikson & Byron, P.A., counsel to Sparta;

  . from the date of the merger agreement until the closing date, certain events shall not have occurred without the consent of Cenex;

  . Sparta's key employees shall have indicated to Cenex their intention to continue their employment with Sparta on their current terms;

  . all issued and outstanding warrants of Sparta shall have been exercised and/or canceled for an amount not to exceed the number of shares of common stock subject thereto times the excess, if any, of the Consideration over the per-share exercise price stated therein;

  . the agreements with Messrs. Bachul, Ayers and Cram are in full force and effect;

  . the legal fees and transactional expenses incurred by Sparta have been disclosed to Cenex and Cenex has not reasonably objected to such fees and expenses;

  . all corporate and other proceedings on the part of Sparta and all documents and instruments relating to the merger are reasonably satisfactory to Cenex; and

  . since September 30, 1999, there have not been any material adverse changes with respect to Sparta.

   If any of the foregoing conditions are not met, the party whose obligation to proceed is subject to such conditions may refuse to proceed with the merger. Alternatively, any of the foregoing conditions may be waived at any time prior to the merger by the parties to the Merger Agreement, except for the MBCA Required Approval and compliance with all statutory requirements for the valid consummation of the merger.

   Sparta will not waive any conditions to the merger that the board of directors determines, after consultation with counsel to Sparta, are material to the shareholders of the Company, without first resoliciting a vote of the shareholders in connection therewith.

Termination of the Merger Agreement

   The merger agreement may be terminated and the merger abandoned at any time prior to the Effective Time, whether before or after the approval of our shareholders, by mutual written consent of Cenex, Merger Sub and Sparta, or under the following conditions:

     Cenex. Cenex may terminate the merger agreement and abandon the merger if:

    . any of the conditions to our obligation to consummate the transactions contemplated in the merger agreement shall not have occurred on or before June 30, 2000, provided that Cenex is not then in breach in any material respect of any of its obligations under the merger agreement;

    . the merger is not approved by the Sparta shareholders at the special meeting; or

    . it has not received letter agreements by January 14, 2000 (1) from the holders of all outstanding warrants agreeing that such warrants may be cashed out for the number of shares of Sparta common stock subject thereto times the excess, if any, of merger consideration over the per-share exercise price stated therein, and (2) from the landlords of real property consenting to the merger without the payment of additional consideration.

     Sparta. The merger agreement provides that we may terminate the merger agreement and abandon the merger if:

    . in good faith, based upon written advice from outside counsel and in order to prevent the board of directors from breaching its fiduciary duty, we enter into a Third-Party Transaction, if, simultaneously with such consummation, we pay Cenex a $1 million termination fee; or

    . any of the conditions to Cenex's obligation to consummate the transactions contemplated in the merger agreement shall not have occurred on or before June 30, 2000, provided that we are not then in breach in any material respect of any of our obligations under the merger agreement.

Termination Fees

   Under the following circumstances, termination of the merger agreement will result in us paying Merger Sub a termination fee of $1 million in cash (the "Termination Fee"):

     A. The merger agreement is terminated by Cenex because:

      . prior to receiving approval from the Sparta shareholders at the special meeting, the board of directors enter into a binding Third-Party Transaction that constitutes a Superior Proposal, upon granting Cenex at least five days notice of such transaction, and determining, in good faith, after receiving the advice of outside counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to the Sparta shareholders; or

      . Sparta's shareholders do not approve the merger, and a Third-Party
        Transaction is announced within 18 months after the merger agreement is terminated which is thereafter consummated (or is consummated within such 18-month period, regardless of any announcement);

     B. The merger agreement is terminated by us because the board of directors, in good faith based upon written advice from outside counsel and in order not to breach its fiduciary duty, withdraws, modifies or amends, in a manner adverse to Merger Sub or Cenex, our recommendation that you approve the merger agreement in order to permit us to execute a definitive agreement providing for the acquisition of Sparta or in order to approve a tender or exchange offer for any or all of our common stock, in either case that is determined by your board of directors to be on financial terms more favorable to you than the merger.

     C. The board of directors announces a Third-Party Transaction within 12 months after the merger agreement is terminated which is thereafter consummated (or is consummated within such 12-month period, regardless of any announcement), and merger agreement is terminated:

      . by either party prior to the Effective Time after June 30, 2000, without the payment of a termination fee other than a termination after Cenex is in material breach of the merger agreement; or

      . by Cenex, due to a material breach by Sparta.

Option to Purchase

   We granted Cenex the right, at Cenex's option, to purchase from Sparta up to 2,045,504 (subject to adjustment as provided in the merger agreement) shares in the aggregate at the exercise price of $1.41 per share, subject to adjustment as provided in the merger agreement, but only in connection with or after the first to occur of the following events:

  . Sparta terminates the merger agreement pursuant to Superior Proposal; or

  . the merger is not approved by Sparta's stockholders and a Third-Party
    Transaction is announced within 18 months after such termination which is thereafter consummated (or is consummated within such 18-month period, irrespective of any announcement); or

  . (A) The merger agreement is terminated (x) by any party prior to the effective time after June 30, 2000 other than a termination after Cenex is in material breach of this Agreement, or (y) by Cenex due to a material breach by Sparta, and (B) a Third-Party Transaction is announced within 12 months after such termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement); or

  . any person other than an affiliate of Cenex commences a tender offer for 15% or more of Sparta's outstanding shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

   The following table sets forth the number of shares of our common stock beneficially owned as of January 1, 2000, by each person known to us to be the beneficial owner of 5% or more of our common stock:

                                                 Number of Shares      Percent
       Name and Address of Shareholder         Beneficially Owned(1) of Class(2)
       -------------------------------         --------------------- -----------
Cenex Harvest States Cooperatives.............       5,169,156(3)       37.3%
 5500 Cenex Drive
 Inver Grove Heights, MN 55077
Carmen S. Abril Lopez.........................         591,696           5.8%
 901 West Culver
 Phoenix, AZ 85007
Donald R. Brattain............................         662,000           6.4%
 601 Lakeshore Parkway
 Minnetonka, MN 55305

--------
(1) Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole investment power over the shares.
(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of January 1, 2000, or within 60 days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.
(3) Includes: (i) 92,500 shares which are outstanding; (ii) 1,515,150 shares which are not outstanding but which may be issued upon conversion of convertible Preferred Stock; (iii) 2,045,504 shares which are not outstanding that may be purchased pursuant to the merger agreement if the merger is terminated; (iv) 9,000 shares, not outstanding, issuable upon exercise of vested stock options held by John D. Johnson, President and General Manager of Cenex; and (v) 1,507,000 shares, outstanding, subject to voting and proxy agreements granted by Sparta officers and directors and a principal shareholder.

Management Shareholdings

   The following table sets forth the number of shares of our common stock beneficially owned as of January 1, 2000, by each of our executive officers named in the Summary Compensation Table, by each director and by all directors and current executive officers as a group:

 Name and Address of Shareholder or Identity     Number of Shares      Percent
                   of Group                    Beneficially Owned(1) of Class(2)
 -------------------------------------------   --------------------- -----------
 Larry P. Arnold.............................          379,000(3)        3.7%
  3376 Breconwood Circle
  Wayzata, MN 55391


 Joel P. Bachul..............................          365,250(4)        3.5%
  1565 First Ave. N.W.
  New Brighton, MN 55112


 Michael J. Kozlak...........................          273,000(5)        2.6%
  5049 Green Farms Road
  Edina, MN 55436


 A. Merrill Ayers............................          189,125(6)        1.8%
  1565 First Ave. N.W.
  New Brighton, MN 55112


 Thomas C. House.............................           90,900(7)          *
  1483 Arden Oak Drive
  Arden Hills, MN 55112


 Edward K. Jorgensen.........................           61,000(3)          *
  5N 275 Deerpath Way
  St. Charles, IL 60175


 Craig S. Cram...............................           33,250(7)          *
  1565 First Ave. N.W.
  New Brighton, MN 55112


 John D. Johnson (8).........................           11,000(9)          *
  5500 Cenex Drive,
  Inver Grove Heights, MN 55077


 Thomas F. Baker.............................           23,000(10)         *
  1573 Lone Oak Road
  Eagan, MN 55121


 William J. Benzick..........................            3,000(9)          *
  4137 Brigadoon Drive
  Shoreview, MN 55126


 Current Officers and Directors as a group (9
  persons)...................................        1,337,625(11)      12.4%

--------
  * Less than 1%.
 (1) See footnote (1) to preceding table.
 (2) See footnote (2) to preceding table.
 (3) Includes 21,000 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
 (4) Includes 231,250 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
 (5) Includes 23,000 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
 (6) Includes 163,125 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.

 (7) Includes 16,250 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
 (8) Mr. Johnson is an executive officer of Cenex Harvest States Cooperatives, which is one of our shareholders.
 (9) Such shares are not outstanding but may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
(10) Includes 3,000 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.
(11) Includes 492,625 shares which may be purchased upon exercise of options which are exercisable as of January 1, 2000 or within 60 days of such date.

                       MARKET PRICES OF OUR COMMON STOCK
                                      AND
                              DIVIDEND INFORMATION

   Our common stock is traded in the over-the-counter market with prices quoted on the Nasdaq SmallCap Market under the symbol "SPFO." Quotations in the following table represent inter-dealer prices, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

                                                                  Common Stock
                                                                ----------------
Fiscal Quarter Ended                                            High Bid Low Bid
--------------------                                            -------- -------
December 31, 1997..............................................  $1.938  $1.500
March 31, 1998.................................................   1.719   1.125
June 30, 1998..................................................   1.657   1.375
September 30, 1998.............................................   1.500   1.000
December 31, 1998..............................................  $1.500  $0.875
March 31, 1999.................................................   1.500   1.000
June 30, 1999..................................................   1.500   0.875
September 30, 1999.............................................   1.125   0.750
December 31, 1999..............................................  $1.688  $0.625
March 31, 2000.................................................   1.438   1.219

   At April 24, 2000 the published closing price of our common stock was $1.218 per share. At April 25, 2000, there were issued and outstanding 10,278,916 shares of common stock held by 204 shareholders of record. Record ownership includes ownership by nominees who may hold for multiple owners.

   We have not paid a dividend on our common stock and do not anticipate paying any such dividends in the foreseeable future. Our credit agreement precludes us from declaring or paying dividends on our common stock without the creditor's approval.

                               SPARTA FOODS, INC.
                       HISTORICAL SELECTED FINANCIAL DATA

                         Three Months
                            Ended                      Years Ended September 30,
                         ------------ ------------------------------------------------------------
                         December 31,
                             1999        1999         1998        1997        1996        1995
                         ------------ -----------  ----------- ----------- ----------- -----------
Operating Data
Net sales............... $ 6,545,736  $15,748,588  $14,963,157 $14,077,841 $12,662,819 $11,991,988
Income (loss) before
 income tax.............     136,924       24,842      429,496     457,729     110,307    (989,156)
Net income (loss).......      84,924        9,842      694,496     435,729     105,307    (943,778)
Net income (loss) per
 common share:
  Basic................. $      0.01  $      (.01) $       .09 $       .07 $       .02 $      (.24)
  Diluted...............        0.01         (.01)         .08         .05         .01        (.24)
Weighted average number
 of common and common
 equivalent shares:
  Basic.................  10,199,101    9,347,958    6,882,453   6,692,100   5,778,550   3,887,950
  Diluted...............  10,427,823    9,347,958    7,851,349   7,922,780   7,170,873   3,887,950
Balance Sheet Data
Total assets............ $20,318,728  $12,792,833  $10,721,185 $10,897,345 $ 7,007,013 $ 7,554,518
Long-term debt..........   6,427,158    1,475,760    2,667,623   4,051,212   2,063,613   2,636,913
Stockholders' equity....   9,024,073    8,874,306    6,709,863   3,486,068   3,010,035   1,744,812

                         SPARTA MANAGEMENT PROJECTIONS

   Sparta as a matter of course does not make public forecasts or projections as to future revenues or results of operations. However, during Cenex's due diligence investigation and analysis of the merger, Sparta's management prepared three-year projections through the period ended on September 30, 2002, and furnished these projections to Cenex. These projections were used by Cenex's management and board of directors to analyze the merger and understand Sparta's forecasted future results of operations. In addition, Sparta made the projections available to Greene Holcomb along with projections for 2003 and 2004. Greene Holcomb used and relied on the projections in preparing a portion of its fairness opinion. The projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the SEC regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not audited or reviewed by independent accountants.

   The projections were prepared to present what Sparta's statements of operations might look like in the future. Projections, which includes Sparta's recent acquisition of Arizona Brands, for 2000 through 2004 are shown below.

                             SPARTA FOODS, INC.(1)

                   PROJECTED INCOME STATEMENTS AND OTHER DATA
                            Years Ended September 30
                ($ in 000's, except share and per share figures)

                                   2000     2001     2002     2003     2004
                                  -------  -------  -------  -------  -------
Revenues.........................  30,366   35,535   42,642   51,170   61,404
Cost of Goods Sold...............  19,797   22,690   26,801   32,161   38,605
Gross Profit.....................  10,569   12,845   15,840   19,008   22,799
  Gross Margin %.................    34.8%    36.1%    37.1%    37.1%    37.1%
Selling, General and
 Administrative Expenses.........   8,174    9,424   11,038   13,150   15,800
Amortization of Goodwill.........     241      241      241      241      241
Operating Income (Loss)..........   2,154    3,180    4,560    5,617    6,758
  Operating Margin %.............     7.1%     8.9%    10.7%    11.0%    11.0%
Interest Expense.................     616      465      475      225      200
Other Income (Expense) Net.......      23        0        0        0        0
Pretax Income....................   1,560    2,714    4,085    5,392    6,558
Income Tax Expense...............     592      950    1,430    1,887    2,295
  Tax Rate %.....................    38.0%    35.0%    35.0%    35.0%    35.0%
Net Income.......................     968    1,764    2,656    3,505    4,263
  Net Margin %...................     3.2%     5.0%     6.2%     6.8%     6.9%
Balance Sheet Information:
Capital Expenditures.............   750.0    750.0    750.0    750.0    750.0
Depreciation & Amortization...... 1,641.0  1,641.0  1,641.0  1,641.0  1,641.0

--------
(1) Projections include the recently acquired Arizona Brands.

   Revenues were projected at a growth rate of 51% for Sparta's existing and new business during the period and 20% for Food Products Corp.'s growth during the same period. Both assumptions reflect historical and expected future growth patterns. Gross margin assumptions reflect continued improvement due to better plant efficiencies as revenue growth generates better utilization of manufacturing capacities. Within Selling, General and Administrative Expenses, Sales expenses increase at the same percentage of sales, and Administrative Expenses are level (no increase). The tax rate is assumed at 35%, the approximate current corporate rate. Net income is the result of all the above factors.

                             SPARTA FOODS, INC.(1)

                            PROJECTED BALANCE SHEETS
                            Years Ended September 30
                ($ in 000's, except share and per share figures)

                                                           September 30,
                                                 ----------------------------------
                                                  2000   2001   2002   2003   2004
                                                 ------ ------ ------ ------ ------
                     ASSETS
Current Assets:
  Cash..........................................    175    578  2,144  4,250  6,682
  Accounts Receivable...........................  2,419  2,646  2,930  3,515  4,218
  Inventories...................................  1,800  2,063  2,436  2,905  3,462
  Prepaid Expenses..............................    338    389    467    560    672
  Total Current Assets..........................  4,732  5,675  7,977 11,230 15,035
Property and Equipment, net:....................  8,011  7,361  6,711  6,061  5,411
Other Assets:
  Restricted Cash...............................    195    195    195    195    195
  Other Assets..................................    680    794    953  1,143  1,372
  Goodwill & Covenants Not to Compete, Net......  6,119  5,853  5,586  5,345  5,104
  Property Held For Resale......................      0      0      0      0      0
                                                 ------ ------ ------ ------ ------
    Total Assets................................ 19,736 19,878 21,422 23,974 27,117
                                                 ====== ====== ====== ====== ======
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Note Payable Bank.............................    500      0      0      0      0
  Current Maturities of Long-term Debt..........  1,524  1,524  1,524  1,524    398
  Accounts Payable..............................  1,273  1,457  1,721  2,054  2,450
  Accrued Expenses..............................    850    992  1,191  1,429  1,715
  Total Current Liabilities.....................  4,147  3,973  4,436  5,007  4,563
Total Long Term Debt............................  5,748  4,174  2,600  1,076    400
                                                 ------ ------ ------ ------ ------
    Total Liabilities...........................  9,895  8,147  7,036  6,083  4,963
                                                 ====== ====== ====== ====== ======
Stockholders' Equity:
  Preferred Stock(2)............................      0      0      0      0      0
  Common Stock..................................    102    102    102    102    102
  Additional Paid-in Capital....................  9,600  9,725  9,725  9,725  9,725
  Retained Earnings.............................    139  1,903  4,559  8,064 12,327
                                                 ------ ------ ------ ------ ------
    Total Stockholders' Equity..................  9,841 11,730 14,386 17,891 22,154
                                                 ------ ------ ------ ------ ------
    Total Liabilities & Stockholders' Equity.... 19,736 19,878 21,422 23,974 27,117
                                                 ====== ====== ====== ====== ======

--------
(1) Projections include the recently acquired Arizona Brands.
(2) Assumes that outstanding Preferred Stock is converted to Common Stock.

   The balance sheet assumptions utilize the projected income figures to project expected future levels based on current and historical trends of accounts receivable, inventory, accounts payable, and prepaid expenses. Capital expenditures, depreciation and amortization assumptions appear at the bottom of the income statement projections.

                          CENEX OFFICERS AND DIRECTORS

Board of Directors

   The following table below lists the directors of Cenex as of January 17, 2000.

 Director Name and Address                                    Age District Since
 -------------------------                                    --- -------- -----
Bruce Anderson...............................................  47     3    1995
 13500 42nd St NE
 Glenburn, ND 58740-9564

Robert Bass..................................................  45     5    1994
 S 2276 Highway K
 Reedsburg WI 53959

Steven Burnet................................................  59     6    1983
 94699 Monkland Lane
 Moro, OR 97039-9705

Curt Eischens................................................  47     1    1990
 RR 1 Box 59
 Minneota, MN 56264

Robert Elliott...............................................  49     8    1996
 324 Hillcrest
 Alliance NE 69301

Robert Grabarski.............................................  50     5    1999
 1770 Highway 21
 Arkdale, WI 54164

Jerry Hasnedl................................................  53     1    1995
 RR 1, Box 39
 St. Hilaire, MN 56754

Glen Keppy...................................................  52     7    1999
 21316--155th Avenue
 Davenport, IA 52804

James Kile...................................................  51     6    1992
 508 W Bell Lane
 St John WA 99171

Gerald Kuster................................................  64     3    1979
 780 First Ave. N.E.
 Reynolds, ND 58275-9742

Leonard Larsen...............................................  63     3    1993
 5128--11th Ave. N.
 Granville, ND 58741-9595

Richard Owen.................................................  45     2    1999
 P.O. Box 129
 Geraldine, MT 59446

Duane Stenzel................................................  53     1    1993
 RR 2, Box 173
 Wells, MN 56097

Michael Toelle...............................................  37     1    1992
 RR 1 Box 190
 Browns Valley MN 56219


 Director Name and Address                                    Age District Since
 -------------------------                                    --- -------- -----
Richard Traphagen............................................  54     4    1983
 39555 124th Street
 Columbia SD 57433

Merlin Van Walleghen.........................................  63     4    1993
 24106 - 408th Avenue
 Letcher, SD 57359-6021

Elroy Webster................................................  66     1    1982
 Route 2 Box 123
 Nicollet MN 56074

Executive Officers

   The table below lists the executive officers of Cenex as of January 17, 2000. All have the following business address:

     5500 Cenex Drive
     Inver Grove Heights, MN 55077

 Name                               Age                   Position
 ----                               ---                   --------
 Noel K. Estenson.................   60 Chief Executive Officer
 John D. Johnson..................   51 President and General Manager
                                        Executive Vice President--Grain & Agri
 Michael H. Bergeland.............   55 Services
 James D. Tibbetts................   49 Executive Vice President--Consumer Products
                                        Executive Vice President--Energy & Crop
 Leon E. Westbrock................   52 Inputs

                             SHAREHOLDER PROPOSALS

   If the merger is not consummated, because the date of the next annual meeting cannot currently be determined, you will be informed (by press release or other means determined reasonable by us) of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to such annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

                                 OTHER MATTERS

   Our board of directors does not presently know of any matters to be presented for consideration at the special meeting other than matters described in the notice of special meeting mailed together with this proxy statement, but, if other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Reports, proxy statements and other information filed by us can be obtained, inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Citicorp Center, 5600 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Shareholders may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. Sparta's Exchange Act filings are also available to the public from commercial document retrieval services and at the SEC'S web site address, http://www.sec.gov. The common stock is listed and traded on The Nasdaq SmallCap Market; reports, proxy statements and other information concerning us may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   Cenex is an Exchange Act reporting company and its periodic reports and filings can be obtained from the same sources and in the same manner as Sparta's. Merger Sub is not subject to the informational requirements of the Exchange Act.

Sparta Securities and Exchange Commission Filings (File No. 00019318)

               Form of Report                               Period
               --------------                               ------
   Quarterly Report on Form 10-QSB and      Quarterly Period ended December 31,
   related Form 10-QSB/A(1)                 1999, amended April 27, 2000
   Report on Form 10-KSB and related        Year ended September 30, 1999, amended
   Form 10-KSB/A(1) and Form 10-KSB/A(2)    February 4, 2000 and April 27, 2000
   Current Report on Form 8-K and related   Dated October 13, 1999, amended and
   form 8-K/A                               filed on December 27, 1999
   Transaction Statement on Schedule 13E-3  Filed January 21, 2000, amended March
   and related Schedule 13E-3/A(1) and      7, 2000 and April 5, 2000
   Schedule 13E-3/A(2)

   SPARTA IS ALSO HEREBY INCORPORATING BY REFERENCE ADDITIONAL DOCUMENTS THAT IT FILES WITH THE SECURITIES AND EXCHANGE COMMISSION BETWEEN THE DATE OF THIS PROXY STATEMENT AND THE DATE OF THE SPECIAL MEETING.

   Cenex has supplied all information contained or incorporated by reference in this Proxy Statement relating to themselves and Merger Sub, and Sparta has supplied all such information relating to Sparta.

   Included in this Proxy Statement, beginning on the next page, is a copy of Sparta's Form 10-KSB for the year ended September 30, 1999, as amended, Current Reports on Form 8-K dated October 13, 1999, as amended, and Form 10-QSB for the quarterly period ended December 31, 1999, as amended, which are referred to above. Documents incorporated by reference are available from Sparta without charge, excluding all exhibits unless Sparta has specifically incorporated by reference an exhibit in this Proxy Statement. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing at the following address:

     Sparta Foods, Inc.
     1565 First Avenue N.W.
     New Brighton, MN 55112
     Attention: A. Merrill Ayers
     Telephone: (651) 697-5502

   If you would like to request documents from Sparta, please do so by May 25, 2000 to receive them before the Special Meeting.

   Shareholders should rely only on the information contained or incorporated by reference in this Proxy Statement to vote their shares at the Special Meeting. Sparta has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 26, 2000 and is first being mailed to shareholders on or about May 1, 2000. Shareholders should not assume that the information contained in the Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders will not create any implication to the contrary.

                                                                      Appendix A

                              AGREEMENT OF MERGER

                            DATED DECEMBER 31, 1999

                                     AMONG

                       CENEX HARVEST STATES COOPERATIVES,

                              SF ACQUISITION CORP.

                                      AND

                               SPARTA FOODS, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

 Section 1--The Merger....................................................  A-1
    1.1  Closing.........................................................   A-1
    1.2  Effective Date of Merger........................................   A-1
    1.3  Effects of Merger...............................................   A-1

 Section 2--Representations and Warranties of the Company.................  A-1
    2.1  Capital Stock...................................................   A-1
    2.2  Organization; Good Standing.....................................   A-2
    2.3  Authority; Enforceability.......................................   A-2
    2.4  No Violation....................................................   A-2
    2.5  Subsidiaries, Other Interests...................................   A-3
    2.6  Financial Statements............................................   A-3
    2.7  Taxes...........................................................   A-4
    2.8  Title to Properties.............................................   A-5
    2.9  Inventories.....................................................   A-5
    2.10 Accounts Receivable.............................................   A-5
    2.11 Leases..........................................................   A-5
    2.12 Facilities, Equipment...........................................   A-6
    2.13 Insurance.......................................................   A-6
    2.14 Employment and Benefit Matters..................................   A-6
    2.15 Contracts.......................................................   A-8
    2.16 Officers and Directors..........................................   A-8
    2.17 Corporate Documents.............................................   A-8
    2.18 Legal Proceedings...............................................   A-8
    2.19 Compliance with Instruments, Orders and Legal Requirements......   A-8
    2.20 Permits.........................................................   A-8
    2.21 Intellectual Property...........................................   A-8
    2.22 Capital Expenditures............................................   A-9
    2.23 Environmental Matters...........................................   A-9
    2.24 Illegal Payments................................................   A-9
    2.25 SEC Information.................................................   A-9
    2.26 Board of Directors Approval; Fairness Opinion...................   A-9
    2.27 Representations.................................................  A-10
    2.28 Employment Arrangements.........................................  A-10

 Section 3--Representations and Warranties of Buyer....................... A-10
    3.1  Organization, Standing of Buyer and Buyer Subsidiary............  A-10
    3.2  Authority; Enforceability.......................................  A-10
    3.3  Litigation......................................................  A-10
    3.4  Financing.......................................................  A-11

 Section 4--Conditions to Obligations of Buyer and Buyer Subsidiary at
  Closing................................................................. A-11
    4.1  Representations and Warranties..................................  A-11
    4.2  Proxy Statement.................................................  A-11
    4.3  Closing Certificate.............................................  A-11
    4.4  Performance.....................................................  A-11
    4.5  Stockholder Approval, Dissenting Notices........................  A-11
    4.6  Third-Party Action..............................................  A-11
    4.7  Opinion of Counsel..............................................  A-11
    4.8  Transactional Litigation........................................  A-11
    4.9  Interim Events..................................................  A-11

                                                                          Page
                                                                          ----
    4.10 Management Changes, Employees..................................  A-12
    4.11 Warrants.......................................................  A-12
    4.12 Employment and Noncompetition Agreements.......................  A-12
    4.13 Transaction Expenses...........................................  A-12
    4.14 Corporate and Other Proceedings................................  A-12
    4.15 Material Adverse Change........................................  A-12

 Section 5--Conditions to Company's Obligations at Closing............... A-12
    5.1  Representations and Warranties.................................  A-12
    5.2  Closing Certificate............................................  A-12
    5.3  Performance....................................................  A-12
    5.4  Stockholder Approval...........................................  A-12
    5.5  Transactional Litigation.......................................  A-12
    5.6  Corporate and Other Proceedings................................  A-12

 Section 6--Covenants of Company, Subsidiary and Buyer................... A-13
    6.1  Non-Disclosure.................................................  A-13
    6.2  Nonsurvival of Representations and Warranties..................  A-13
    6.3  Termination of this Agreement; Termination Fees................  A-13
    6.4  Best Efforts, No Inconsistent Action...........................  A-14
    6.5  Access.........................................................  A-14
    6.6  No Solicitation or Negotiation.................................  A-14
    6.7  Interim Financial Information..................................  A-16
    6.8  Interim Conduct of Business....................................  A-16
    6.9  Section 338 Election; Tax Status...............................  A-16
    6.10 Option to Purchase.............................................  A-16
    6.11 SEC Reports....................................................  A-19
    6.12 Stock Option Plan; Benefits....................................  A-19
    6.13 Notice of Certain Events.......................................  A-19
    6.14 Takeover Statutes..............................................  A-20
    6.15 Pay-Off........................................................  A-20
    6.16 Update.........................................................  A-20
    6.17 Directors and Officers.........................................  A-20

 Section 7--Miscellaneous................................................ A-20
    7.1  No Brokers, Finders............................................  A-20
    7.2  Expenses.......................................................  A-21
         Complete Agreement; Waiver and Modification; No Third Party
    7.3  Beneficiaries..................................................  A-21
    7.4  Notices........................................................  A-21
    7.5  Law Governing..................................................  A-22
    7.6  Headings; References;..........................................  A-22
    7.7  Successors and Assigns.........................................  A-22
    7.8  Counterparts, Separate Signature Pages.........................  A-22
    7.9  Severability...................................................  A-22

 Section 8--Glossary..................................................... A-23
 Signatures.............................................................. A-27

Exhibits

Exhibit A--Plan of Merger
Exhibit B--Opinion of Company's Counsel

Schedules

                              AGREEMENT OF MERGER

   This AGREEMENT OF MERGER dated December 31, 1999 is entered into by CENEX HARVEST STATES COOPERATIVES, a Minnesota corporation (the "Buyer"), SF ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of the Buyer ("Buyer Subsidiary"), and SPARTA FOODS, INC., a Minnesota corporation (the "Company"). Capitalized terms used herein have the meanings stated in
Section 8.

   The Buyer and the Company desire that the Buyer acquire the Company through a merger of Buyer Subsidiary with and into the Company (the "Merger"), and the Company desires to consummate the Merger, under the terms of this Agreement.

   Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

                                   Section 1

                                  The Merger

   1.1 Closing. The closing (the "Closing") under this Agreement shall take place at the offices of Dorsey & Whitney LLP within three business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 4 and 5, or at such other place or on such other date as the parties may agree in writing.

   1.2 Effective Date of Merger. The Merger shall take effect upon filing of articles of merger with respect to the Plan of Merger in the form attached as Exhibit A (the "Plan of Merger") with the Minnesota Secretary of State in accordance with Minnesota law (the "Effective Time").

   1.3 Effects of Merger. The effects of the Merger are set forth in the Plan of Merger.

                                   Section 2

                 Representations and Warranties of the Company

   2.1 Capital Stock.

   (a) The authorized and outstanding capital stock of the Company, as of December 31, 1999, is as follows:

                                                            Shares     Shares
        Designation of Class                              Authorized Outstanding
        --------------------                              ---------- -----------
   Common Stock, par value $.01 per share................ 15,000,000 10,278,916
   Preferred Stock.......................................      2,500      2,500

There is no capital stock of the Company authorized or outstanding except as stated in this Section 2.1(a). The outstanding Stock Rights of the Company, as of December 31, 1999, are as follows:

                                                                       Shares
                                                           Class of  Subject to
        Designation of Stock Right                          Stock    Stock Right
        --------------------------                        ---------- -----------
   Options...............................................   Common       80,000
   Warrants..............................................   Common    1,135,580

   There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms of such Stock Rights are as set forth in Schedule 2.1. The Board of Directors of the Company has taken all necessary action to assure that all unvested options immediately prior to the Effective

Time are accelerated. Except as disclosed in Schedule 2.1, the Company is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

   (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in Schedule 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in Schedule 2.1.

   (c) The Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto. Except as set forth in Schedule 2.1, the Company has not directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

   2.2 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct its business as currently conducted. Schedule 2.2 sets forth (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation, (ii) the jurisdiction of incorporation of each Subsidiary and (iii) each jurisdiction in which a Subsidiary is qualified to do business as a foreign corporation. Except as set forth in Schedule 2.2, the Company and each Subsidiary is in good standing in each jurisdiction shown in Schedule 2.2, and neither the Company nor any Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Neither the Company nor any Subsidiary is a partner in any general or limited partnership or a member in any limited liability company.

   2.3 Authority; Enforceability. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby and, subject to approval of the Plan of Merger by the stockholders of the Company as contemplated hereby (the "Stockholder Approval"), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (subject to the Stockholder Approval), and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights.

   2.4 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the articles of incorporation or by-laws of the Company or any Subsidiary, or violate any Legal Requirement or Order applicable to the Company or any Subsidiary. Except as shown on Schedule 2.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any Third-Party Action with respect to the Company or any Subsidiary under, or conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under, as of the date hereof or as of the Effective Time, any Contract. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary.

   2.5 Subsidiaries, Other Interests. Except as set forth in Schedule 2.5, neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Equity Interest in or debt obligation (except as a creditor in the ordinary course of business and except for debt obligations of the Company or a Subsidiary as specified in Schedule 2.5) of, any Person. The owner shown in Schedule 2.5 owns the interest shown free and clear of all Third-Party Rights.

   2.6 Financial Statements.

   (a) Financial Statements. Except as set forth in Schedule 2.6(a), the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the years ended September 30, 1999 (the "Last Fiscal Year-End"), September 30, 1998 and September 30, 1997 (the "Audited Statements") and the unaudited consolidated balance sheets and consolidated statements of operations and cash flows for the Company at and for the period ended November 30, 1999 (the "Interim Statements" and, together with the Audited Statements, the "Financial Statements") fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, the omission of certain footnote disclosures and subject to normal year-end adjustments).

   (b) Certain Indebtedness. Schedule 2.6(b) sets forth all obligations of the Company and its Subsidiaries with respect to borrowed money, debt securities, capitalized leases and the deferred payment of the purchase price of property or services and the Property of the Company, if any, subject to a Lien to secure any of such obligations.

   (c) Absence of Certain Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as accrued in the balance sheet included in the Interim Statements (the "Interim Balance Sheet"); (ii) for liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent in nature and amount with past practice; (iii) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related events, transactions, defects or circumstances) will not subject the Company or any Subsidiary to obligations in excess of $50,000 or (iv) as shown on Schedule 2.6(c).

   (d) Absence of Certain Changes. Since the date of the Interim Balance Sheet, except as set forth in Schedule 2.6(d):

     (i) The Company and each Subsidiary has operated their consolidated business in the ordinary course.

     (ii) There has been no change or changes which, individually or in the aggregate, has or have had or is or are reasonably likely to have a Material Adverse Effect.

     (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's consolidated books in excess of $50,000, net of any insurance recoveries.

     (iv) There has not been any material change in the accounting methods, practices or principles of the Company.

     (v) Neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $50,000.

     (vi) Neither the Company nor any Subsidiary has instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

     (vii) Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

     (viii) Neither the Company nor any Subsidiary has granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

     (ix) Neither the Company nor any Subsidiary has entered into any licensing or other Contract with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.

   2.7 Taxes.

   (a) Except as set forth in Schedule 2.7; the Company and each Subsidiary has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete. The Company has furnished to the Buyer copies of all income Tax returns of the Company for the past three years. The Company and each Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its consolidated books that are at least equal to those required by GAAP.

   (b) Except as set forth in Schedule 2.7,

     (i) None of such returns contained a disclosure statement under Section 6662 of the Code or any similar provision of foreign law;

     (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or any Subsidiary or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

     (iii) There is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company or any Subsidiary with respect to federal or foreign Taxes previously paid;

     (iv) All amounts that are required to be collected or withheld by the Company and each Subsidiary with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

     (v) No audit has been conducted of any federal or foreign income tax return filed by the Company or any Subsidiary. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

     (vi) Neither the Company nor any Subsidiary has requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

     (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company or any Subsidiary;

     (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

     (ix) Neither the Company nor any Subsidiary is a party to or bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

   2.8 Title to Properties.

   (a) Schedule 2.8(a) is a true and complete list of all terms of real Property owned by the Company or Subsidiary.

   (b) Schedule 2.8(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company or any Subsidiary.

   (c) Except as set forth in Schedule 2.8(c), the Company and each Subsidiary has good title to all tangible personal Property owned by it, in each case free and clear of all Third-Party Rights.

   (d) The Company and its Subsidiaries, taken together, own all material items of non-inventory tangible and intangible personal Property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the audited consolidated statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End, subject to any sales or dispositions of tangible personal Property since the Last Fiscal Year-End in the ordinary course of business.

   2.9 Inventories. Except as set forth in Schedule 2.9, since the Last Fiscal Year-End, all sales of inventory by the Company and its Subsidiaries have been made in the ordinary course of business and no inventory has been pledged as collateral. Except as set forth in Schedule 2.9, all inventories are, subject to any applicable reserves established in respect thereof on the Interim Balance Sheet, (A) in good, merchantable and useable condition, (B) of such quality as to meet the quality control standards of the Company and the quality control requirements of any applicable Governmental Agency, (C) salable, if they are finished goods, as current inventories at the current prices thereof in the ordinary course of business, (D) reflected in the Interim Balance Sheet in accordance with GAAP and (E) reflected in the books and records of the Company at the lower of cost or market value on a first-in, first-out basis. None of the inventories reflected on the Interim Balance Sheet is in a quantity in excess of amounts that can be used or sold by the Company in the ordinary course of business. The packaging included in the inventories is adequate in quantity to enable the Company to continue to package and ship finished goods in accordance with past practices.

   2.10 Accounts Receivable. The consolidated accounts receivable of the Company and its Subsidiaries (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Company or any Subsidiary and (iii) except as shown on Schedule 2.10, subject to the allowance for doubtful accounts receivable in the Interim Balance Sheet, are fully collectible and not subject to any offsets or counterclaims and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. Except as shown on Schedule 2.10(b), no accounts receivable have been pledged as collateral to any Person. The amounts shown for accounts receivable in the Financial Statements reflect an allowance for doubtful accounts receivable in accordance with GAAP.

   2.11 Leases. Schedule 2.11 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company or any Subsidiary leases (as lessor or lessee) any real or personal Property with rental payments exceeding $50,000 per year (collectively, the "Disclosable Leases"). All Disclosable Leases are, in all material respects, valid and enforceable by the Company in accordance with their terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Lease is in material breach thereof. The Company and each Subsidiary enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

   2.12 Facilities, Equipment. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order relating to the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

   2.13 Insurance. Schedule 2.13 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any Subsidiary or their respective Properties, assets and business as of the date hereof. Except as noted in
Schedule 2.13, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in Schedule 2.13 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in Schedule 2.13, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in Schedule 2.13, neither the Company nor any Subsidiary has received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

   2.14 Employment and Benefit Matters.

   (a) Schedule 2.14(a) lists each of the following for each employee of the Company and each Subsidiary: name, hire date and current salary. None of the employees listed on Schedule 2.14(a) has given the Company or such Subsidiary notice of his or her intention to resign his or her position with the Company or such Subsidiary and neither the Company nor such Subsidiary has any present intention to terminate such employees.

   (b) Schedule 2.14(b) lists all of the following items which are applicable to the Company or any Subsidiary: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or any Subsidiary or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "Benefit Plans."

   (c) Neither the Company nor any of its ERISA Affiliates has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company and each Subsidiary is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. Except as listed on Schedule 2.14(c), no complaint or other proceeding by or on behalf of any current or former employee or group of employees is pending against the Company or any Subsidiary before any Governmental Agency, and no claim by any current or former employee or group of employees that the Company or any Subsidiary is not in compliance with any Legal Requirement relating to employees or employment or that any compensation owing has not been paid is pending against the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company or any Subsidiary.

   (d) True and correct copies of each Benefit Plan listed in Schedule 2.14(b) that is subject to ERISA (a "Company ERISA Plan") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the most recently filed IRS Form 5500, with attached financial statements and accountant's opinions, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under

Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

   (e) With respect to each Company ERISA Plan, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, (ii) each Company ERISA Plan has been administered in accordance with its terms and in material compliance with all Legal Requirements (including without limitation ERISA and the Code), (iii) the Company (or, as appropriate, an ERISA Affiliate) has prepared in good faith and timely filed all requisite governmental reports in true and correct form and has properly and timely filed and distributed or posted all notices and reports to participants and beneficiaries required to be filed, distributed or posted,
(iv) no suit, administrative proceeding, action, litigation or claim has been brought or asserted, or to the knowledge of the Company is threatened, against any Company ERISA Plan or against the Company with respect to any Company ERISA Plan, including without limitation any audit or inquiry by the Internal Revenue Service or United States Department of Labor, (v) the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of, any Company ERISA Plan, (vi) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA, (vii) all contributions required to be made by the Company or any ERISA Affiliate have been made on or before their due dates,
(viii) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, (ix) no Company ERISA Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code, and (x) neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

   (f) The Company has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder. The Company has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

   (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Audited Statements.

   (h) Schedule 2.14(h) contains a true and correct list of each employee, former employee, director or consultant who holds any stock option as of December 31, 1999, together with (i) the number of shares of Company Common Stock subject thereto, (ii) the date of grant, (iii) the extent to which such stock option is currently vested and, to the extent such stock option is not fully vested, the vesting schedule, (iv) the exercise price, (v) whether such stock option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and (vi) the expiration date of such stock option. Schedule 2.14(h) also sets forth the aggregate number of ISOs and nonqualified stock options outstanding as of the date hereof.

   (i) Except as shown on Schedule 2.14(i), neither the Company nor any Subsidiary is a party to any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, as to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

   (j) Except as disclosed in Schedule 2.14(j), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of
Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

   2.15 Contracts. Except as shown on Schedules 2.11 and 2.15, and except for Contracts fully performed or terminable at will without liability to the Company, neither the Company nor any Subsidiary is a party to any Contract which contemplates performance by the Company or such Subsidiary during a remaining period of more than 90 days or involves remaining commitments for sale or purchase in excess of $50,000. True and complete copies of each Contract disclosable on Schedule 2.15 (a "Disclosable Contract") have been delivered to the Buyer. Each Disclosable Contract is, in all material respects, valid and enforceable by the Company in accordance with its terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Contract is in material breach thereof.

   2.16 Officers and Directors. Schedule 2.16 is a true and complete list of:

     (a) the names and addresses of each of the Company's and each Subsidiaries' officers and directors;

     (b) the name of each bank or other financial institution in which the Company or any Subsidiary has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

     (c) the name of each bank or other financial institution in which the Company or any Subsidiary has a line of credit or other loan facility.

   2.17 Corporate Documents. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of (i) the articles of incorporation and by-laws of the Company and each Subsidiary, (ii) the minute books of the Company and each Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company or such Subsidiary; and
(iii) all material Permits and Orders with respect to the Company and any Subsidiary.

   2.18 Legal Proceedings. Except as shown on Schedule 2.18, there is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary or any of their respective Properties or businesses, and to the knowledge of the Company, there is no such action, suit, proceeding or investigation threatened.

   2.19 Compliance with Instruments, Orders and Legal Requirements. Neither the Company nor any Subsidiary is in material violation of, or in default in any material respect with respect to, any term or provision of its articles of incorporation or bylaws, or, to the knowledge of the Company, any Order or any Legal Requirement applicable to the Company or such Subsidiary.

   2.20 Permits. The Company and each Subsidiary holds all Permits material to the conduct their consolidated business as and where now conducted. To the knowledge of the Company, there is not pending nor threatened any proceedings to terminate, revoke, limit or impair any material Permit.

   2.21 Intellectual Property.

   (a) Except as shown on Schedule 2.21(a), the Company (a) owns or has the right to use, free and clear of any rights, liens or claims of others, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in the conduct of its business as now conducted without infringing upon the right of any person under or with respect to any of the foregoing, (b) is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to, any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise,
(c) owns or has
the right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data necessary to the development, operation and sale of all products and services sold or proposed to be sold by it, free and clear of any rights, liens or claims of others, and (d) is not using any confidential information or trade secrets of others.

   (b) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential information that is of value to it. All use, disclosure or appropriation of such confidential information by or to a third party has been pursuant to the terms of a written confidentiality or nondisclosure agreement between the Company or any Subsidiary and such third party. Schedule 2.21(b) lists all such agreements currently in effect.

   2.22 Capital Expenditures. Schedule 2.22 sets forth, by nature and amount, all budgeted capital expenditures of the Company and its Subsidiaries for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the Last Fiscal Year-End in excess of $50,000.

   2.23 Environmental Matters. There are no Hazardous Materials used or present at any location used by the Company or a Subsidiary or any predecessor of either in the conduct of its business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company or a Subsidiary or any predecessor of either is contaminated by any Hazardous Material or was previously used for any purpose other than its current use. There are no environmental materials or conditions, including on-site or off-site disposal or releases of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred and no activity has been or is being conducted by the Company, a Subsidiary or any other Person which has resulted or could reasonably result in contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor of either by any Hazardous Material. Neither the Company, any Subsidiary nor any predecessor of either has received any written communication from any Governmental Entity alleging that the Company, Subsidiary or predecessor or any premises currently or previously occupied by any of such Persons is contaminated by any Hazardous Materials or in violation of any Environmental Requirement. To the knowledge of the Company, no Government Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor of either by any Hazardous Material.

   2.24 Illegal Payments. None of the Company, any Subsidiary or any director, officer, employee, or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company, any Subsidiary or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

   2.25 SEC Information. As of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC (the "Company SEC Documents") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date hereof.

   2.26 Board of Directors Approval; Fairness Opinion.

   (a) The Board of Directors of the Company (excluding John D. Johnson) has unanimously approved this Agreement and the Plan of Merger and unanimously recommended this Agreement and the Plan of Merger to the Company's stockholders. Such approval and recommendation have not been modified or withdrawn and are in full force and effect on the date hereof. The Company's financial adviser, Greene Holcomb & Fisher LLC, has rendered its opinion to the Board of Directors of the Company that the consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. Prior to the Company's entry into this Agreement, each of the Company's officers, directors and 5% stockholders designated by Buyer has granted the Buyer an irrevocable proxy to vote all Shares beneficially owned by such officer, director or stockholder in favor of the Merger.

   (b) The transactions contemplated by this Agreement are not subject to "fair price," "moratorium," "control share acquisition" or other similar statute (a "Takeover Statute") of any jurisdiction other than the State of Minnesota.
Section 302A.671 of the Minnesota Business Corporation Act is not applicable to the transactions contemplated by this Agreement. The restriction contained in
Section 302A.673, Subd. 1(a) of such Act does not apply to the transactions contemplated by this Agreement.

   2.27 Representations. No representation or warranty by the Company in this Agreement (including without limitation the Schedules and Exhibits attached hereto), or in any document furnished by the Company at the Closing pursuant hereto contains or will contain any untrue statement of a material fact or omits to state a fact necessary to make the statements contained in such representation or warranty not misleading.

   2.28 Employment Arrangements. The Company has entered into agreements in forms acceptable to Buyer with Messrs. Bachul, Ayers and Cram.

                                   Section 3

                    Representations and Warranties of Buyer

   The Buyer hereby represents and warrants to the Company that, on and as of the date hereof:

   3.1 Organization, Standing of Buyer and Buyer Subsidiary. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Buyer and Buyer Subsidiary have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

   3.2 Authority; Enforceability. The Buyer and Buyer Subsidiary have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary has been duly authorized by all necessary action under applicable corporate law. This Agreement constitutes a legal, valid and binding obligation of the Buyer and Buyer Subsidiary, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by the Buyer and Subsidiary and the consummation by the Buyer and Buyer Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to the Buyer or Subsidiary, (y) do not violate any Legal Requirement or Order applicable to the Buyer or Buyer Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or Buyer Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

   3.3 Litigation. There are no claims, actions, suits or other proceedings pending, or to the knowledge of the Buyer, threatened, at law or in equity, by or before any Governmental Agency or any arbitrator against the Buyer which could reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

   3.4 Financing. At the Closing Buyer shall have cash available to pay the Merger Consideration and all fees and expenses associated with the Merger.

                                   Section 4

                       Conditions to Obligations of Buyer
                        and Buyer Subsidiary at Closing

   The obligations of the Buyer and Buyer Subsidiary hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 7.3.

   4.1 Representations and Warranties. The representations and warranties contained in Section 2 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing (provided that those representations or warranties made as of a particular date need only be true and correct as of such date) with the same effect as though made at and as of immediately prior to the Closing.

   4.2 Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall not, at the time of (i) first mailing thereof or (ii) the stockholders' meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this condition shall not apply with respect to information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement.

   4.3 Closing Certificate. The Company shall have delivered to the Buyer its certificate dated the date of the Closing that the conditions specified in Sections 4.1 and 4.2 are satisfied. Such certificate shall be deemed a representation and warranty of the Company under Section 2 for all purposes of this Agreement.

   4.4 Performance. The Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by it on or before the Closing.

   4.5 Stockholder Approval, Dissenting Notices. The Stockholder Approval shall have been given, and notices of intent to dissent under Section 302A.473 of the Minnesota Business Corporation Act shall not have been filed with respect to more than 5% of the outstanding Shares immediately before the Effective Time.

   4.6 Third-Party Action. All Third-Party Action required in order to consummate the Closing on the terms hereof shall have been taken.

   4.7 Opinion of Counsel. The Buyer shall have received from Fredrikson & Byron, counsel to the Company, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit B.

   4.8 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced and not dismissed, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Subsidiary, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

   4.9 Interim Events. None of the events listed in Sections 6.8(a) through (h) shall have occurred without the Buyer's written consent.

   4.10 Management Changes, Employees. The Company's key employees listed on
Schedule 4.10 shall have indicated to the Buyer, in form reasonably satisfactory to it, their intention to continue their employment with the Company or the Buyer on their current terms following the Merger.

   4.11 Warrants. All issued and outstanding warrants of the Company shall have been exercised and/or canceled for an amount not to exceed the number of Shares subject thereto times the excess, if any, of the Merger Consideration (as defined in the Plan of Merger) over the per-Share exercise price stated therein.

   4.12 Employment and Noncompetition Agreements. The agreements referred to in
Section 2.28 shall remain in full force and effect.

   4.13 Transaction Expenses. All legal fees and other transaction expenses incurred by the Company in conjunction with the Merger shall have been disclosed to the Buyer and the Buyer shall not have reasonably objected thereto.

   4.14 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Company in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

   4.15 Material Adverse Change. No Material Adverse Change shall have occurred after the Last Fiscal Year-End.

                                   Section 5

                 Conditions to Company's Obligations at Closing

   The obligations of the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Company may waive in accordance with
Section 7.3.

   5.1 Representations and Warranties. The representations and warranties of the Buyer contained in Section 3 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

   5.2 Closing Certificate. The Buyer shall have delivered to the Company a certificate dated the date of the Closing that the conditions specified in
Section 5.1 are satisfied. Such certificate shall be deemed a representation and warranty of the Buyer under Section 3 for all purposes of this Agreement.

   5.3 Performance. The Buyer shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer on or before the Closing.

   5.4 Stockholder Approval. The Stockholder Approval shall have been given.

   5.5 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Buyer Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

   5.6 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Buyer and Buyer Subsidiary in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

                                   Section 6

                   Covenants of Company, Subsidiary and Buyer

   6.1 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (v) is or hereafter becomes lawfully obtainable from other sources, (w) is independently developed by the party without use of any of such information, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates,
(y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the date hereof and after the Effective Time, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger; provided, however, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld.

   6.2 Nonsurvival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement will expire at the Effective Time, and the Surviving Corporation (as defined in the Plan of Merger) shall have no liability with respect to any representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Person. However, nothing in this Section 6.2 will relieve any Person from liability for his, her or its knowing personal fraud.

   6.3 Termination of this Agreement; Termination Fees.

   (a) If any condition of the Closing stated in Section 4 is not satisfied on or before June 30, 2000, then, provided the Buyer is not in material default hereunder, the Buyer may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company. If any condition of the Closing stated in Section 5 is not satisfied on or before such date, then, provided the Company is not in material default hereunder, the Company may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective Boards of Directors, notwithstanding approval of this Agreement by the stockholders of any or all parties.

   (b) The Board of Directors of the Company may terminate this Agreement pursuant to Section 6.6(d) in the circumstances there specified if, simultaneously with such termination, the Company pays the Buyer $1,000,000 by wire transfer of immediately available funds.

   (c) In the event the Merger is not approved by the Company's stockholders and a Third-Party Transaction is announced within 18 months after such termination which is thereafter consummated (or is consummated within such 18-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

   (d) (i) If this Agreement is terminated (x) by any party prior to the Effective Time after the date specified in Section 6.3(a) without the payment of a termination fee other than a termination after Buyer is in material breach of this Agreement, or (y) by the Buyer due to a material breach hereof by the Company, and a Third-Party Transaction is announced within 12 months after such termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

   (e) In the event the Merger is not approved by the Company's stockholders, the Buyer may, at any time thereafter, at its sole option by notice given to the Company, terminate any obligation on its or Subsidiary's part to consummate the Merger. Any such termination will not affect the Buyer's rights under Sections 6.3(c) or (d), or, in the case of breach by the Company, be in lieu of or adversely affect in any way any right or remedy otherwise available to the Buyer.

   (f) The Buyer may terminate this Agreement if the Company has not received letter agreements by the close of business on January 14, 2000 (1) from the holders of all outstanding warrants agreeing that such warrants may be cashed out for the number of Shares subject thereto times the excess, if any, of the Merger Consideration (as defined in the Plan of Merger) over the per-Share exercise price stated therein and (2) from the landlords of real property consenting to the Merger without the payment of additional consideration.

   (g) Any termination pursuant to this Section 6.3 will not, however, terminate or otherwise affect the obligations of the parties under Sections 6.1, 7.1 or 7.2.

   6.4 Best Efforts, No Inconsistent Action. Each party will use its best efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in Section 4 or 5 on or before the Closing.

   6.5 Access. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, at Buyer's expense, and (ii) furnish the Buyer with such financial information and operating data and other information with respect to its business and Properties, and to discuss with the Buyer and its authorized representative its affairs, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company. No information furnished to the Buyer pursuant to this
Section 6.5 or otherwise known to the Buyer shall affect any representation, warranty or condition in this Agreement.

   6.6 No Solicitation or Negotiation.

   (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any Subsidiary nor any representative of the Company or any Subsidiary shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal or any inquiries with respect thereto, (ii) enter into any agreement for or relating to a Third-Party Transaction or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 6.6(a), the Company may, prior to the Stockholder Approval, in response to an unsolicited bona fide Superior Proposal provide non-public information to or have discussions or negotiations with such third party, if and only to the extent that the Board of Directors has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or bona fide inquiry that the Company, any Subsidiary or any representative of the Company or any Subsidiary may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof, and keep the Buyer fully apprised of all developments therein on a current basis, and consider in good faith any counterproposals which the Buyer, in its sole discretion, elects to make.

   (b) "Acquisition Proposal" means any proposed Acquisition Transaction. "Acquisition Transaction" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the

Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "Third-Party Transaction" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "Beneficial Ownership" and "Group" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   (c) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the Merger and to secure the Stockholder Approval, including without limitation the preparation of a proxy statement (the "Proxy Statement," which term shall include all amendments and supplements thereto). The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) such stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not be responsible for information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement. The Company (i) shall promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) shall notify the Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall promptly provide the Buyer copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall give the Buyer and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

   (d) The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger,
(ii) approve or recommend any Acquisition Proposal other than the Merger or
(iii) cause or allow the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger. Notwithstanding the foregoing, the Board of Directors of the Company may, prior to the Stockholder Approval, terminate this Agreement in order to simultaneously enter into a binding agreement with respect to a Third-Party Transaction that constitutes a Superior Proposal, but in each case subject to its compliance with Section 6.3(b) if and only to the extent that both (i) the Buyer has been given at least five days written notice of the Company's intent to do so and (ii) the Board of Directors of the Company has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "Superior Proposal" means any bona fide written Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment, based on the advice of its financial advisor, to be more favorable to the Company's stockholders than the Merger and to be already financed or readily financeable.

   (e) Nothing in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position as contemplated by SEC Rule 14e-2(a), provided that neither the Company nor its Board of Directors nor any committee of its Board of Directors shall approve or recommend any Third-Party Proposal.

   6.7 Interim Financial Information. The Company will supply to the Buyer unaudited consolidated monthly financial statements within 21 business days of the end of each month ending between the date of the Interim Balance Sheet and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

   6.8 Interim Conduct of Business. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

   (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

   (b) amend its articles of incorporation or by-laws;

   (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

   (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

   (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Shares pursuant to the exercise of the options and warrants listed in Section 2.1(a);

   (f) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock;

   (g) modify, amend or terminate any Benefit Plans (including the acceleration of vesting of any stock option), except as required under Legal Requirements or any Disclosable Contract;

   (h) enter into a Disclosable Contract;

   (i) authorize or enter into an agreement to do any of the foregoing; or

   (j) settle any litigation.
   6.9 Section 338 Election; Tax Status. The parties agree that the Buyer may make an election under Section 338(a) of the Code with respect to the Merger. Each party has reviewed the income and other Tax aspects of the structure of the Merger with its own professional advisers, and no party or representative of a party shall have any obligation or responsibility to any other party with respect thereto.

   6.10 Option to Purchase.

   (a) The Company hereby irrevocably grants the Buyer the right (the "Option"), at the Buyer's option, to purchase from the Company up to 2,045,504 (subject to adjustment as provided in this Section 6.10) Shares in the aggregate at the exercise price of $1.41 per share, subject to adjustment as provided in this Section 6.10 (as so adjusted, the "Exercise Price"), as specified by the Buyer in its notice or notices of exercise from time to time, but only in connection with or after a Triggering Event. A "Triggering Event" means the first to occur of the following events:

     (i) the Company terminates this Agreement pursuant to Section 6.6(d), or

     (ii) the Merger is not approved by the Company's stockholders and a Third-Party Transaction is announced within 18 months after such termination which is thereafter consummated (or is consummated within such 18-month period, irrespective of any announcement), or

     (iii) (A) this Agreement is terminated (x) by any party prior to the Effective Time after the date specified in Section 6.3(a) other than a termination after Buyer is in material breach of this Agreement, or (y) by the Buyer due to a material breach hereof by the Company, and (B) a Third-Party Transaction is announced within 12 months after such termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement). Such consummation shall constitute the Triggering Event within the scope of this Section 6.10(a)(iii).

     (iv) any Person other than an Affiliate of the Buyer commences a tender offer (within the meaning of SEC Rule 14d-2) for 15% of more of the Company's outstanding Shares.

   (b) The Company will give the Buyer notice of any proposed Triggering Event under Section 6.10(a)(ii), (iii) or (iv) to which it is a party at least 20 days prior to the proposed consummation thereof, and will give the Buyer notice of any other such Triggering Event immediately upon receiving knowledge thereof. The Option may be exercised, at any time and from time to time, commencing immediately prior to the Triggering Event and continuing thereafter until 5:00 p.m., Central time, on the 5th anniversary of the date of this Agreement, if a business day, or on the next succeeding business day if it is not. To exercise the Option, the Buyer shall deliver written notice to the Company at its address listed in Section 7.4 specifying the number of Shares as to which the Option is being exercised, accompanied by the Buyer's check or wire transfer in payment of the aggregate Exercise Price. Alternatively, the Buyer may pay the Exercise Price by surrender of this Option with respect to a number of shares whose aggregate Spread Value equals the aggregate Exercise Price. "Spread Value" means (i) the excess, if any, of the market value of a Share over the Exercise Price times (ii) the number of Shares so to be surrendered. For this purpose, "market value" shall mean the average closing price of Shares for the three most recent trading days ending with the trading day prior to any such cashless exercise, if Shares are then traded on a national securities exchange or the Nasdaq National Market, and will mean the per-Share value of the transaction associated with the Triggering Event in all other cases.

   (c) Upon any exercise of the Option as set forth above, the Buyer shall immediately be the record owner of all Shares subject to such exercise for all purposes, without any other action being necessary. Within three trading days after each exercise of the Option, the Company shall deliver certificates for the Shares so purchased to the Buyer, but the delivery of such certificates shall not be required in order for the Buyer to exercise any rights as a holder of the Shares to be represented thereby. Until its exercise, the Option does not confer on the Buyer any rights of a stockholder of the Company.

   (d) The Company need not issue any fractional shares in connection with any exercise of the Option. Instead, the Buyer may purchase a whole Share from the Company at the Exercise Price.

   (e) During the term of the Option, the Company shall reserve sufficient authorized but unissued shares of Common Stock or other securities for the full exercise of the rights represented by the Option. To the extent required for the lawful exercise of the Option, the Company will promptly make all filings with Governmental Agencies, including without limitation a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requested by the Buyer in connection with an intended exercise of the option.

   (f) The Exercise Price and the number of Shares that the Company must issue upon exercise of the Option are subject to adjustment from time to time as follows:

     (1) If the Company at any time or from time to time after the date hereof: (1) declares or pays, without consideration, any dividend on Shares payable in Shares; (2) creates any right to acquire Shares for no consideration; or (3) subdivides the outstanding Shares (by stock split, reclassification or otherwise), the Company shall increase the number of Shares that the Buyer may purchase upon exercising the Option and decrease the Exercise Price in proportion to the increase in the number of outstanding Shares that results from any such action.

     (2) If the Company combines or consolidates the outstanding Shares, by reclassification or otherwise, into a lesser number of Shares, the Company shall decrease the number of Shares that the Buyer may purchase upon exercising the Option and increase the Exercise Price in proportion to the decrease in the number of outstanding Shares that results from any such combination or consolidation.

     (3) If Shares change into shares of any other class or classes of security or into any other Property for any reason other than a subdivision or combination of Shares provided for in Section 6.10(f)(1) or (2), including without limitation any reorganization, reclassification, merger or consolidation and any sale of substantially all of the Company's properties and assets, the Company shall make lawful provision for giving the Buyer the right, by exercising the Option, to purchase the kind and amount of securities or other Property receivable upon any such change by the owner of the number of Shares subject to this Option immediately before the change.

     (4) If the Company spins off any Subsidiary by distributing to the Company's shareholders as a dividend or otherwise any stock or other securities of the Subsidiary, the Company shall reserve until the end of the term of the Option enough such shares or other securities for delivery to the Buyer upon any exercise of the rights represented by the Option to the same extent as if the Buyer owned of record all Common Stock or other securities subject to the Option on the record date for the distribution of the Subsidiary's shares or other securities.

Upon each adjustment or readjustment required by this Section 6.10(f), the Company shall promptly compute such adjustment or readjustment and furnish to the Buyer a certificate setting forth such adjustment or readjustment and showing in detail the facts giving rise to the adjustment or readjustment. Upon the Buyer's written request, the Company also shall furnish to the Buyer a similar certificate setting forth (1) such adjustments and readjustments, (2) the Option Price in effect on the date of the certificate, and (3) the number of Shares and the amount of any other property that the Buyer would receive upon exercising the Option.

   (g) The Buyer may not transfer, sell or make any other disposition of the Option (other than in connection with a succession to or transfer of its business as a whole), or grant any Lien respecting any of its rights under the Option, without the Company's prior consent.

   (h) By accepting the Option, the Buyer agrees that the Option and the Shares or other securities issuable upon exercise of the Option may be offered or sold, only in compliance with the Act and all applicable state and securities laws. The Buyer hereby agrees to comply with this Section 6.10(h) with respect to any resale or other disposition of such securities. The Buyer may offer or sell any such securities only in accordance with (1) an effective registration statement under the Act; (2) SEC Rule 144; or (3) another exemption from the registration requirements of the Act and all applicable state securities laws demonstrated, to the Company's reasonable satisfaction, by an opinion of securities counsel reasonably acceptable to the Company. The Company may make a notation on its records, and on the certificates for any Shares or other securities issued upon the exercise of the Option, to implement the restrictions set forth in this Section 6.10(h). The Buyer represents and warrants that it is acquiring the Option, and will acquire the Shares subject thereto, for its own account and not on behalf of any other Person, and that it is an "accredited investor," as that term is defined in SEC Regulation D. By accepting the Option, the Buyer acknowledges that the Company is granting the Option to the Buyer in reliance on the Buyer's foregoing representations and warranties and the terms of this Section 6.10(h). Before allowing any transferee of any of the Buyer's rights under the Option to exercise this

Option, the Company may, in its sole discretion, require the transferee to execute and deliver representations, warranties and acknowledgments to the Company substantially similar to those set forth in this Section 6.10(h).

   (i) Notwithstanding anything in this Section 6.10, if an exercise of the Option would otherwise produce a gain (as measured by the difference between the Exercise Price and the market value, determined in accordance with Section 6.10(b), multiplied by the number of Shares as to which the Option is exercised) in excess of (i) $1,000,000 minus (ii) the termination fee, if any, timely paid by the Company pursuant to Section 6.3 in connection with the Triggering Event in question, then the exercise of the Option will be effective only as to the number of Shares which produce a gain (as so measured) equal to such difference between (i) and (ii).

   (j) In the event the Company proposes to consummate a transaction (however structured, including without limitation a sale of stock or a merger) to which it is a party and which involves an acquisition of shares or equity interest in the Company by a third Person, and immediately following such transaction such Person together with its parents and subsidiaries (collectively, the "Acquiring Person") owns a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully diluted basis, then the Company (x) shall give the Buyer at least 20 days written notice of the proposed consummation, including a summary of the transaction and a copy of all transaction documents (which summary and documents shall be kept current by further notices to the Buyer) and (y) if it has complied with clause (x), may at its option, exercised by notice to the Buyer not later than five days prior to such consummation, redeem the Option (in whole and not in part) simultaneously with such consummation for an amount per share, paid by wire transfer of same-day funds to the account designated by the Buyer, equal to the excess, if any, of the Redemption Price over the Exercise Price then in effect. The "Redemption Price" is:

     (i) if the equity interest the Acquiring Person is acquiring in such consummation, together with any equity interest acquired by such Acquiring Person within 180 days prior to such consummation constitutes a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, the highest price per share paid (or to be paid upon such consummation) by the Acquiring Person in the course of acquiring such majority ownership, and

     (ii) otherwise, the fair market value of a Share (or the other Property then subject to the Option) as agreed to by the Company and the Buyer or, in the absence of such agreement, as determined by an investment bank of national reputation selected by the Company from a list of three such banks proposed by the Buyer (on its own initiative or within 15 days after written request by the Company), which bank shall not have engaged in a transaction with, or advised with respect to a transaction, either the Company or the Buyer within the prior three years. If this clause (ii) is applicable, the Company will not consummate such transaction unless and until the fair market value has been agreed or determined pursuant to this clause (ii).

   6.11 SEC Reports. From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will timely file all reports required to be filed by it under the Exchange Act.

   6.12 Stock Option Plan; Benefits. Prior to the Effective Time, the Company will take all actions necessary to give effect to Section 3 of the Plan of Merger and to terminate the Company's stock option plans, effective immediately after the Effective Time. If requested by the Buyer, immediately prior to the Effective Time, the Company will terminate any or all of its welfare and benefit plans.

   6.13 Notice of Certain Events. The Company shall notify the Buyer, and the Buyer shall promptly notify the Company, of:

     (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

     (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary or the Buyer, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 or which relates to the transactions contemplated by this Agreement;

     (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of the Buyer, of Buyer Subsidiary) contained in this Agreement to be untrue or inaccurate; and

     (v) any failure of the Company, the Buyer or Buyer Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available to the party receiving such notice.

   6.14 Takeover Statutes. If any Takeover Statute is, becomes or may become applicable to the Merger or any of the transactions contemplated hereby, each of the Buyer, Buyer Subsidiary and the Company, and their respective Boards of Directors, shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated hereby, and to the extent permitted by law otherwise act to eliminate the effects of such statute and any regulations promulgated thereunder on the Merger and such transactions or, if they cannot be eliminated, to minimize them.

   6.15 Pay-Off. The Company will, upon the request of the Buyer, cooperate with the Buyer in arranging the pay-off or refinancing of any indebtedness of the Company set forth in Schedule 6.15 which the Buyer, in its business discretion, desires to pay off or refinance in connection with the consummation of the transactions contemplated hereby.

   6.16 Update. The Company, at least one full business day before the Effective Time, shall prepare and deliver to Buyer updated schedules as of the Effective Time for its review in determining whether conditions to the Closing have been satisfied. Such updated schedules shall not be considered substituted for the schedules referred to in this Agreement.

   6.17 Directors and Officers. For six years from and after the Effective Time, the Buyer agrees, in the alternative, either to (i) indemnify and hold harmless all past and present officers and directors of the Company at the Effective Time to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Minnesota Business Corporation Act for acts or omissions occurring at or prior to the Effective Time, (ii) provide the past and present directors and officers of the Company at the Effective Time an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar (with respect to limits and deductibles) to the Buyer's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by the Company for such coverage or (iii) provide the past and present directors and officers of the Company at the Effective Time coverage under the Buyer's indemnification policy that provides coverage for events occurring prior to the Effective Time.

                                   Section 7

                                 Miscellaneous

   7.1 No Brokers, Finders.

   (a) Company. The Company has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Greene Holcomb & Fisher Investment Banking LLC, for whose fees and expenses the Company will be solely responsible and whose fees and expenses will not exceed $555,772 if the Merger is consummated. The Company shall indemnify, defend and hold the Buyer harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Buyer in connection with enforcing this Section 7.1(a).

   (b) Buyer. The Buyer has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Lingate Financial, for those fees and expenses the Buyer will be solely responsible. The Buyer shall indemnify, defend and hold the Company and its stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Company or its stockholders in connection with enforcing this
Section 7.1(b).

   7.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

   7.3 Complete Agreement; Waiver and Modification; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties other than the Stock Purchase Agreement dated February 23, 1998 between the Buyer and the Company, which shall continue in effect. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

   7.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

     (a) If to the Buyer or Subsidiary:

       Cenex Harvest States Cooperatives
       5500 Cenex Drive
       MS 200
       Inver Grove Heights, Minnesota 55077
       Attention: James D. Tibbetts
       Facsimile: (651)306-6499

     with copies to:

       Cenex Harvest States Cooperatives
       5500 Cenex Drive
       MS 625

       Inver Grove Heights, Minnesota 55077
       Attention:David A. Kastelic
       Facsimile:(651)451-4554

       Dorsey & Whitney LLP
       220 South Sixth Street
       Minneapolis, Minnesota 55402
       Attention:William B. Payne
       Facsimile:(612) 340-8738

     (b) If to the Company:

       Sparta Foods, Inc.
       1565 First Avenue NW
       New Brighton, Minnesota 55112
       Attention:Joel P. Bachul
       Facsimile:(651) 697-0600

     with copies to:

       Fredrikson & Byron, P.A.
       1100 International Centre
       900 Second Avenue South
       Minneapolis, Minnesota 55402
       Attention:Thomas R. King
       Facsimile:(612) 347-7077

Any party may change its address or facsimile number for purposes of this
Section 7.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 7.4, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

   7.5 Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

   7.6 Headings; References; "Hereof;" Interpretation. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits or Schedules refer, unless otherwise specified, to the designated Section of or Exhibit or Schedule to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole. This Agreement has been negotiated at arm's length between parties sophisticated and knowledgeable in the matters addressed in this Agreement. Each of the parties has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

   7.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

   7.8 Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

   7.9 Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

                                   Section 8

                                    Glossary

   Acquiring Person--Section 6.10(j).

   Acquisition Proposal--Section 6.6(b).

   Acquisition Transaction--Section 6.6(b).

   Act--the Securities Act of 1933, as amended.

   Affiliate--a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

   Agreement--this Agreement of Merger, including the Exhibits and Schedules hereto.

   Audited Statements--Section 2.6(a).

   Beneficial Ownership--Section 6.6(b).

   Benefit Plans--Section 2.14(b).

   Buyer--introductory paragraphs.

   Buyer Subsidiary--introductory paragraphs.

   Closing--Section 1.1.

   COBRA--Section 2.14(f).

   Code--the Internal Revenue Code of 1986, as amended.

   Company--introductory paragraphs.

   Company ERISA Plan--Section 2.14(d).

   Company SEC Documents--Section 2.25.

   Contract--any agreement, written or oral, any license or authorization by another Person of a contractual nature or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

   Disclosable Contract--Section 2.15.

   Disclosable Leases--Section 2.11.

   Effective Time--Section 1.2.

   Environmental Requirement--any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, wetlands, endangered or threatened species or habitat, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

   Equity Interest--any common stock, preferred stock, partnership interest, limited liability company interest or ownership interest in any Person, and any right to acquire any of the foregoing, whether by exercise of an option, warrant or other right, by conversion, exchange or subscription or otherwise.

   ERISA--the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

   ERISA Affiliate--any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which the Company or any Subsidiary or any predecessor of either is or was a member.

   Exchange Act--Section 6.6(b).

   Exercise Price--Section 6.10(a).

   Financial Statements--Section 2.6(a).

   GAAP--generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

   Governmental Agency--any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

   Group--Section 6.6(b).

   Hazardous Material--all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

   Interim Balance Sheet--Section 2.6(c).

   Interim Statements--Section 2.6(a).

   ISO--Section 2.14(h).

   Last Fiscal Year-End--Section 2.6(a).

   Legal Requirement--a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a Permit or other authorization issued by a Governmental Agency.

   Lien--any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

   Material Adverse Change--a Material Adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its subsidiaries taken as a whole.

   Material Adverse Effect--a matter will be deemed to have a "Material Adverse Effect" if such matter would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole.

   Merger--introductory paragraphs.

   Option--Section 6.10(a).

   Order--any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

   Permit--a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

   Person-- an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

   Plan of Merger--Section 1.2.

   Property--any interest in any real, personal or mixed property, whether tangible or intangible.

   Proxy Statement--Section 6.6(c).

   Rights--Section 2.1(a).

   SEC--the Securities and Exchange Commission.

   Shares--shares of the Common Stock, $.01 par value, of the Company.

   Spread Value--Section 6.10(b).

   Stock Right--any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

   Stockholder Approval--Section 2.3.

   Subsidiary--any Person which would be included in consolidated financial statements of the Company prepared in accordance with GAAP, and any Person in which the Company holds 50% or more of the voting power or 50% or more of the equity interests, and any former Subsidiary with respect to any of whose obligations the Company or any current Subsidiary is liable. In the case of any representation or warranty relating to events or circumstances in the past, the term "Subsidiary" also includes any Person that at the relevant time was a Subsidiary, irrespective of such Person's current status as a Subsidiary.

   Superior Proposal--Section 6.6(e).

   Takeover Statute--Section 2.26.

   Tax--any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

   Third-Party Action--any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

   Third-Party Right--any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

   Third-Party Transaction--Section 6.6(b)

   Triggering Event--Section 2.10(a).

   IN WITNESS WHEREOF, the parties have executed this Agreement of Merger.

                                          CENEX HARVEST STATES COOPERATIVES

                                                   /s/ James D. Tibbetts
                                          By: _________________________________
                                             Name: James D. Tibbetts
                                             Title: Executive Vice President


                                          SF ACQUISITION CORP.

                                                   /s/ James D. Tibbetts
                                          By: _________________________________
                                             Name: James D. Tibbetts
                                             Title: Executive Vice President


                                          SPARTA FOODS, INC.

                                                     /s/ Joel P. Bachul
                                          By: _________________________________
                                             Name: Joel P. Bachul
                                             Title: President and Chief
                                              Executive Officer

                                                                       EXHIBIT A

                                 PLAN OF MERGER

   This PLAN OF MERGER (this "Plan of Merger") sets forth the terms of the merger (the "Merger") of SPARTA FOODS, INC., a Minnesota corporation (the "Company"), with and into SF ACQUISITION CORP., a Minnesota corporation ("Buyer Subsidiary"), on the terms and conditions set forth herein and in the Agreement of Merger (the "Merger Agreement") dated the date hereof among the Company, Buyer Subsidiary and CENEX HARVEST STATES COOPERATIVES, a Minnesota corporation (the "Buyer"). Buyer Subsidiary is a wholly owned subsidiary of Buyer.

                                   Section 1

                                     Merger

   1.1 Merger. Upon the filing of articles of merger with respect to this Plan of Merger with the Minnesota Secretary of State in accordance with Minnesota law (the "Effective Time"), Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of Buyer Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

   1.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its certificate of incorporation after the Effective Time in accordance with the laws of the State of Minnesota, and shall not be amended by virtue of the Merger.

   1.3 By-Laws. At the Effective Time, the by-laws of Buyer Subsidiary shall be the by-laws of the Surviving Corporation and shall not be amended by the Merger.

   1.4 Directors and Officers. At the Effective Time, the directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been elected and qualified or until otherwise provided by law.

                                   Section 2

                            Effects on Capital Stock

   2.1 Capital Stock Owned by Company. At the Effective Time, all of the shares of capital stock of the Company that are owned directly or indirectly by the Company or any subsidiary of the Company shall be canceled and no consideration shall be delivered therefor.

   2.2 Shares. At the Effective Time, all of the shares of Common Stock, $.01 par value per share, of the Company ("Shares"), other than any Shares as to which dissenters' rights under Section 302A.473 of the Minnesota Business Corporation Act are perfected ("Dissenters' Shares") and other than those referred to in Section 2.1 or 2.3, shall be converted into the right to receive, in accordance with this Plan of Merger, $1.41 in cash, without interest (the "Merger Consideration").

   2.3 Capital Stock Owned by the Buyer. At the Effective Time (i) all of the Shares that are owned directly or indirectly by the Buyer or any subsidiary of the Buyer shall be canceled and no consideration shall be delivered thereafter and (ii) all of the shares of Preferred Stock shall remain issued and outstanding.

   2.4 Common Stock of Buyer Subsidiary. At the Effective Time, all of the outstanding shares of Common Stock of Buyer Subsidiary shall be converted into an equal number of shares of Common Stock of the Surviving Corporation.

                                   Section 3

                       Company Stock Options and Warrants

   3.1 Stock Options. At the Effective Time, each option outstanding under the Company's stock option plans (i) will be converted into the right to receive the Spread Amount or (ii) for which the exercise price exceeds the merger consideration will be canceled without the payment of any consideration. The "Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such option times (ii) the number of Shares then subject to such option (determined, with respect to option holders who are employees of the Company at the Effective Time, without regard to any vesting or deferred exercisability provisions), net of applicable withholdings.

   3.2 Warrants. At the Effective Time, each warrant for the purchase of Shares will be converted into the right to receive (i) the excess, if any, of the Merger Consideration over the exercise price of such warrant times (ii) the number of Shares then subject to such warrant.

                                   Section 4

                           Surrender of Certificates

   4.1 Paying Agent. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 2.2. The Buyer shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to the Surviving Corporation.

   4.2 Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 2.2 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 4.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

   4.3 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

   4.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Corporation may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to Section
4.4 if applicable, provided that the Board of Directors of the Surviving Corporation may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   Section 5

                               Dissenter's Rights

   If any Dissenting Shares shall be entitled to be paid the "fair value" of such Shares, as provided in Section 302A.473 of the Minnesota Business Corporation Act, the Company shall give the Buyer and Buyer Subsidiary notice thereof and the Buyer and Buyer Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or Buyer Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.2.

                                                                       EXHIBIT B

                      FORM OF OPINION OF COMPANY'S COUNSEL

   1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company's Form 10-K Annual Report for the year ended September 30, 1999.

   2. The Company has all requisite power and authority under applicable corporate law to execute and deliver the Agreement of Merger and the Plan of Merger and to perform the transactions contemplated thereby and to consummate the Merger. The execution and delivery of the Agreement of Merger and the Plan of Merger by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company, including without limitation all necessary action by the stockholders of the Company. The Agreement of Merger and the Plan of Merger has each been duly executed and delivered by the Company and (assuming each has been duly authorized, executed and delivered by the Buyer and the Buyer Subsidiary, as applicable) is each a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

   3. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, of which 2,500 have been designated Series 1998. The
Company has    shares of Common Stock outstanding, all of which have been duly and validly authorized and issued and are fully paid and nonassessable. To our knowledge, there are no outstanding Stock Rights with respect to the Company except as stated in Section 2.1(a) of the Agreement of Merger.

   4. Except as disclosed in the Agreement (including without limitation the schedules thereto), the execution and delivery of the Agreement of Merger and the Plan of Merger and the consummation by the Company of the transactions contemplated thereby does not (a) violate or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary, (b) violate any Legal Requirement or Order applicable to the Company or any Subsidiary, (c) require any Third-Party Action with respect to the Company or any Subsidiary under, or conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under any Disclosed Contract, and (d) result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary.

   5. The Proxy Statement was duly filed in preliminary and final forms with the SEC in accordance with the requirements of the Exchange Act.

   6. Upon the filing of Articles of Merger with respect to the Plan of Merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act, the Merger shall be effective under the Minnesota Business Corporation Act.

   7. To our knowledge, except as disclosed in the Agreement (including without limitation the schedules thereto), there is no action, suit, proceeding or investigation pending or threatened in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary.

   [Customary exceptions to be included]

                                                                      Appendix B

December 20, 1999

                                  Confidential

Board of Directors
Sparta Foods, Inc.
1565 First Avenue NW
New Brighton, MN 55112

Gentlemen:

   We understand that Sparta Foods, Inc. ("Sparta") and Cenex Harvest States or an affiliated entity ("CHS") intend to enter into a merger or a stock purchase agreement (the "Agreement"), pursuant to which, among other things, CHS will seek to acquire all the common stock of Sparta in a transaction which will be characterized as a going private transaction under Section 13(e)-(3) of the Securities Act of 1933. Pursuant to the terms of the Agreement, CHS will pay $1.41 per share in cash (the "Consideration") to the holders of all of the outstanding common equity securities of Sparta, collectively, the "Sparta Shareholders."

   You have requested our opinion as to the fairness, from a financial point of view, to the Sparta Shareholders other than CHS of the Consideration to be paid by CHS in the transaction. This opinion is conditioned on the Agreement incorporating the terms of the transaction of which we have been advised.

   Greene Holcomb & Fisher LLC ("GH&F"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. GH&F has provided other financial advisory and agency services for Sparta. Those services were not related to this opinion nor were those services a condition of GH&F rendering this opinion. We are acting as financial advisor to Sparta in connection with the Agreement and will receive a fee for our services that is contingent upon the consummation of the transaction contemplated by the Agreement. For our services in rendering this opinion, Sparta will pay us a fee which is not contingent upon closing of the transaction contemplated by the Agreement. Sparta has also agreed to indemnify us against certain liabilities in connection with our services as financial advisor to Sparta and in rendering this opinion.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the agreement, dated December 17, 1999 (which draft, we have assumed, will be identical, in all material respects, to the Agreement as executed on or after the date hereof), (ii) certain publicly available financial statements and other information of Sparta, and (iii) certain internal financial statements and other information of Sparta prepared by the management of Sparta for financial planning purposes. We have visited Sparta's facilities in New Brighton, Minnesota and have had discussions with members of the management of Sparta concerning the financial condition, current operating results and business outlook for Sparta.

   We have analyzed the historical reported market prices and trading activity of Sparta Common Stock. We have compared certain financial and stock market information concerning Sparta to similar information for certain publicly traded companies deemed similar to Sparta. We have also reviewed, to the extent publicly available, the terms of selected relevant comparable transactions and performed such other studies and analyses as we considered appropriate.

   GH&F does not admit that it is, and concludes that it is not, an "expert" within the meaning of the Securities Act of 1993 or that its reports or this opinion constitute a valuation or report within the meaning of Section 11 of the Securities Act of 1933. However, GH&F consents to the use of its name in the Schedule 13(e)-(3) in connection with this transaction.

   We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Sparta or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance upon the assurances of the management of Sparta, that the information provided to us by Sparta has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgments of the management of Sparta, and that the management of Sparta is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in Sparta's assets, financial condition, results of operations, business or prospects since the date of the last financial statements of Sparta made available to us. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of Sparta and we express no opinion regarding the liquidation value of Sparta. On behalf of Sparta, and at its request, we have made contacts with a number of potential purchasers of Sparta and assisted in the solicitation of proposals from and negotiations with interested prospective purchasers. This opinion is based upon the information available to us as of, and the facts and circumstances as they exist and are subject to evaluation on, the date hereof.

   This opinion is intended for the information of the Board of Directors of Sparta only and may be published in its entirety in the materials distributed to the Sparta Shareholders. Any summary of, excerpt from or reference to this opinion may only be made with our prior written consent, which consent shall not be unreasonably withheld. Except as set forth in the immediately preceding two sentences, this opinion or our name may not be used or referred to or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any Sparta Shareholder as to how such Sparta Shareholder should vote.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the Sparta Shareholders other than CHS pursuant to the Agreement is fair, from a financial point of view, to those Sparta Shareholders as of the date hereof.

                                          Sincerely,

                                          GREENE HOLCOMB & FISHER LLC

                                          R. Hunt Greene
                                          Managing Director

RHG/nb

                                                                      Appendix C

                       MINNESOTA BUSINESS CORPORATION ACT

302A.471. Rights of dissenting shareholders

   Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

   (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

   Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                               SPARTA FOODS, INC.

                   Proxy for Special Meeting of Shareholders

                               June 1, 2000

   The undersigned hereby appoints Joel P. Bachul and A. Merrill Ayers, and each of them, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of stock of Sparta Foods, Inc. (the "Company") registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at 9:30 a.m., local time, at the offices of Fredickson & Byron, P.A., 900 Second Avenue South, 1300 International Centre, Minneapolis, Minnesota, on June 1, 2000, and at any adjournment thereof.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE FOR PROPOSAL #1 BELOW.

1. Approve the Agreement of Merger pursuant to which each issued and outstanding share of our Common Stock (other than shares of Common Stock with respect to which dissenter's rights have been properly exercised), will be converted into the right to receive $1.41 in cash, without interest, and SF Acquisition Corp. will be merged into Sparta and Sparta will be the surviving company.

  [_] FOR                         [_] AGAINST                    [_] ABSTAIN

2. Other Matters. In their discretion, the Proxies are . . .

  [_] AUTHORIZED                  [_] NOT AUTHORIZED

to vote upon such other business as may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1, AND WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL 2.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                          _____________________________________
Date: April 26, 2000

                                          _____________________________________
                                          PLEASE DATE AND SIGN ABOVE exactly
                                          as name(s) are shown on the label at
                                          left. Indicate, where appropriate,
                                          official position or representative
                                          capacity. For stock held in joint
                                          tenancy, each joint owner must sign.